Exhibit 10.1

AGREEMENT AND PLAN OF MERGER
among
COCONUT PALM ACQUISITION CORP.
EQUITY BROADCASTING CORPORATION
and
CERTAIN SHAREHOLDERS OF EQUITY BROADCASTING CORPORATION
Dated as of April 7, 2006

ii

Exhibit A	Amended and Restated Certificate of Incorporation of Coconut Palm
Exhibit B	Certificate of Registration for Series A Convertible Non-Voting Preferred Stock
Exhibit C	Amended and Restated Bylaws of Coconut Palm
Exhibit D	Form of Voting Agreement
Exhibit E	Morton Employment Agreement
Exhibit F	Fess Employment Agreement
Exhibit G	Hooper Consulting Agreement
Exhibit H	Management Services Agreement
Exhibit I	Univision Affiliation Agreements
Exhibit K	EBC Arkansas Media Settlement Agreement
Exhibit L	Univision Asset Purchase Agreement

iii

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of April 7, 2006, among COCONUT PALM ACQUISITION CORP., a Delaware corporation (“Coconut Palm”) and EQUITY BROADCASTING CORPORATION, an Arkansas corporation (“EBC”) and, solely for purposes of those sections of this Agreement directly relating to those parties, certain shareholders of EBC who are signatories to this Agreement (collectively, the “Major EBC Shareholders”).
RECITALS
     A. The respective Boards of Directors of each of EBC and Coconut Palm deem it in the best interests of their respective shareholders to consummate the merger, on the terms and subject to the conditions set forth in this Agreement, of EBC with and into Coconut Palm with Coconut Palm being the surviving corporation (the “Merger”), and such Boards of Directors have approved this Agreement and declared its advisability, and, subject to completing its Due Diligence Review and obtaining an adequate appraisal and fairness opinion as further described herein, the Board of Directors of Coconut Palm (the “Coconut Palm Board”) has recommended that this Agreement be adopted by Coconut Palm’s stockholders, and the Board of Directors of EBC (the “EBC Board”), intends to submit this Agreement for approval by EBC’s shareholders;
     B. As an inducement to Coconut Palm entering into this Agreement, certain shareholders of EBC are entering into this Agreement and are entering into a voting agreement simultaneously with the execution and delivery of this Agreement pursuant to which, among other things, such shareholders have agreed, subject to the terms thereof, to vote their shares of capital stock of EBC in favor of the adoption of this Agreement;
     C. Upon consummation of the Merger, each issued and outstanding share of EBC’s Class A Common Stock par value $0.01 per share (the “Class A Common Stock”), and each issued and outstanding share of EBC’s Class B Common Stock par value $0.01 per share (the “Class B Common Stock”) will be converted into the right to receive the Common Stock Consideration (as defined below), and each issued and outstanding share of EBC’s Class A Preferred Stock par value $0.01 per share (the “Preferred Stock”) will be converted into the right to receive the Preferred Stock Consideration (as defined below), upon the terms and subject to the conditions of this Agreement; and
     D. The parties intend, by executing this Agreement, to adopt a plan of reorganization as contemplated by Section 368 of the Code, and further intend that the Merger qualify as a “reorganization” pursuant to Section 368(a) of the Code.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Coconut Palm, EBC and the Major EBC Shareholders hereby agree as follows:

ARTICLE I
THE MERGER
     SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and the Arkansas Business Corporation Act of 1987, as amended (the “ABCA”), at the Effective Time, EBC shall be merged with and into Coconut Palm and the separate corporate existence of EBC shall cease and Coconut Palm shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
     SECTION 1.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York time, on a date to be specified by the parties, which date shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Akerman Senterfitt, One Southeast Third Avenue, Miami, Florida 33131, unless another time, date and/or place is agreed to in writing by Coconut Palm and EBC. Upon agreement of Coconut Palm and EBC, the Closing may occur by teleconference, with facsimile copies of Closing deliveries accepted as originals (with actual originals sent by overnight delivery service).
     SECTION 1.03 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the Closing, the parties hereto shall (i) file a certificate of merger (the “Delaware Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, (ii) file Articles of Merger (the “Arkansas Articles of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the ABCA, and otherwise approved by Coconut Palm and EBC, and (iii) make all other filings or recordings required under the DGCL and the ABCA to effect the Merger. The Merger shall become effective at such date and time as the Delaware Certificate of Merger is duly filed with the Secretary of State of the State of Delaware and the Arkansas Articles of Merger is duly filed with the Secretary of State of the State of Arkansas or at such subsequent date and time as Coconut Palm and EBC shall agree and specify in such certificate and articles. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time” (with the day on which the Effective Time occurs referred to herein as the “Effective Date”).
     SECTION 1.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the DGCL and the ABCA.
     SECTION 1.05 Articles of Incorporation; Bylaws.
     (a) At the Effective Time, the Certificate of Incorporation of Coconut Palm, as in effect immediately prior to the Effective Time, shall be amended to read in its entirety as set forth in Exhibit A attached hereto and, as so amended, along with the Certificate of Designation for the Series A Convertible Non-Voting Preferred Stock in the form set forth in Exhibit B, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.

     (b) At the Effective Time, the Bylaws of Coconut Palm, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as set forth in Exhibit C attached hereto and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.
     SECTION 1.06 Directors and Officers. The directors of the Surviving Corporation as of the Effective Time, shall be appointed as provided in Section 6.13, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Surviving Corporation as of the Effective Time shall be appointed as provided in Section 6.13, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.
ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
     SECTION 2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Coconut Palm, EBC or the holders of any of the following securities:
     (a) Conversion of Class A Common Stock, Class B Common Stock and Class A Preferred Stock.
     (i) Each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 2.01(c) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive 1.4619881 shares of Common Stock, par value $0.0001 per share, of Coconut Palm (the “Coconut Palm Common Stock”) without interest (the “Class A Consideration”);
     (ii) Each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 2.01(c) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive 4.678362 shares of Coconut Palm Common Stock without interest (the “Class B Consideration”) (the Class A Consideration and the Class B Consideration referred to as the “Common Stock Consideration”); and
     (iii) The Class A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 2.01(c) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive (A) Forty Million Dollars ($40,000,000) without interest (the “Preferred Stock Cash Consideration”) paid in accordance with
Section 2.01(b), and (B) with respect to accrued and unpaid dividends on the Class A Preferred

[1]	The number of shares of Coconut Palm Common Stock issued to holders of Class A Common Stock and the Class B Common Stock shall in aggregate be approximately 26,448,349 shares of Coconut Palm Common Stock (26,720,060 shares minus the 271,711 shares for Sycamore Venture Capital LP’s portion of its dividends).

Stock as of the Effective Time (the “Accrued Amount”), (X) Sycamore Venture Capital LP’s (and each Affiliate thereof which are signatories to this Agreement, (collectively, “Sycamore”)), portion of the Accrued Amount shall be paid by the issuance of one (1) share of Coconut Palm Common Stock per $5.13 of Accrued Amount owed to Sycamore, as adjusted appropriately for stock splits and similar transactions through the Effective Time (the “Sycamore Preferred Stock Consideration”) and (Y) Univision Communications, Inc.’s (“Univision”) portion of the Accrued Amount shall be paid by the issuance of one (1) share of Series A Convertible Non-Voting Preferred Stock of Coconut Palm (which shall have the terms set forth in the Certificate of Designation for Series A Convertible Non-Voting Preferred Stock in the form of Exhibit B) per $5.13 of Accrued Amount owed to Univision, as adjusted appropriately for stock splits and similar transactions through the Effective Time (“Univision Preferred Stock Consideration”). The Preferred Stock Cash Consideration, the Sycamore Preferred Stock Consideration, and the Univision Preferred Stock Consideration is collectively referred to as the “Preferred Stock Consideration.” The Common Stock Consideration and the Preferred Stock Consideration is referred to as the “Merger Consideration” and shall be payable upon surrender, in the manner provided in Section 2.02, of the certificates that formerly evidenced the shares of the issued and outstanding Class A Common Stock, Class B Common Stock and Class A Preferred Stock (collectively the “Share(s)”).
     (b) Payment of the Preferred Stock Cash Consideration. The Preferred Stock Cash Consideration shall be allocated among the holders of the Class A Preferred Stock based on each such holder’s prorata ownership of the Class A Preferred Stock. Such consideration shall become payable at Closing and be paid promptly following the Effective Time in exchange for: (i) the delivery by each holder of Class A Preferred Stock of share certificates evidencing the Class A Preferred Stock owned of record by such Person to Coconut Palm at Closing, and (ii) solely with respect to Univision, the execution by Univision of the Univision Affiliation Agreement (described in Section 6.10) at and effective as of the Closing. The payment of Fifteen Million Dollars ($15,000,000) of the Preferred Stock Cash Consideration due to Univision (or its assigns) shall be deemed satisfied upon the consummation of the transactions contemplated under the Univision Asset Purchase Agreement in the form of Exhibit L executed immediately following the date hereof. In the event the transactions contemplated by the Univision Asset Purchase Agreement are not consummated prior to or concurrently with the Closing of this Agreement (other than for a material breach of the Univision Asset Purchase Agreement by Univision thereunder), then EBC shall (i) issue to Univision a promissory note (“Note”) in the amount of Fifteen Million Dollars ($15,000,000) secured, with a first priority lien in favor of Univision, by all of the assets sought to be transferred pursuant to the Univision Asset Purchase Agreement, (ii) execute a security agreement (“Security Agreement”) with respect to such security on terms and conditions reasonably acceptable to Univision, and (iii) so long as the Univision Asset Purchase Agreement has not terminated, execute a Local Marketing Agreement (“LMA”) with respect to the Stations (as defined in the Univision Asset Purchase Agreement) on customary terms and conditions reasonably satisfactory to the parties. The term of the Note and the Security Agreement shall be for one (1) year unless the transactions contemplated by the Univision Asset Purchase Agreement are consummated prior to the expiration of the one (1) year term in such event the Note shall be cancelled and Security Agreement shall be terminated, as consideration for the assets acquired by Univision pursuant to the Univision Asset Purchase Agreement. The LMA shall terminate when the Univision Asset Purchase Agreement terminates, or when the transactions contemplated thereunder close. Interest on the principal amount outstanding under the Note shall be at a rate of seven percent (7%) per annum payable monthly. During the term of the Note, Univision shall pay EBC a monthly operating fee in an amount equal to the seven percent (7%) interest paid under the Note in connection with a LMA.
     (c) Cancellation of Treasury Stock and Coconut Palm-Owned Stock. Each Share held in the treasury of EBC and each Share owned by Coconut Palm or any direct or indirect wholly owned subsidiary of Coconut Palm or of EBC immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.
     (d) Percentage Ownership of Coconut Palm Common Stock. The parties acknowledge and agree that the Common Stock Consideration, the Sycamore Preferred Stock Consideration and the Univision Preferred Stock Consideration (on an as-converted basis) shall account for and represent approximately 67.52% (following payment of the Preferred Stock Consideration) of the issued and outstanding Coconut Palm Common Stock as of the Effective Time.
     SECTION 2.02 Exchange of Certificates for Coconut Palm Common Stock.
     (a) Share Exchange Agent. At the Effective Time Coconut Palm shall deposit, or shall cause to be deposited, with Continental Stock Transfer and Trust Company or such other bank, trust company or fiduciary as may be designed by Coconut Palm which shall be reasonably acceptable to EBC (the “Share Exchange Agent”), for the benefit of holders of the Shares, for exchange in accordance with this Article II through the Share Exchange Agent (i) certificates evidencing the shares of Coconut Palm Common Stock issuable pursuant to Section 2.01(a) in exchange for the Shares and (ii) upon the request of the Exchange Agent, cash in an amount sufficient to make any cash payment in lieu of fractional shares of Coconut Palm Common Stock pursuant to Section 2.02(e) (such certificates for shares of Coconut Palm Common Stock, together with any dividends or distributions with respect thereto, and cash in lieu of fractional shares of Coconut Palm Common Stock being hereafter collectively referred to as the “Share Exchange Fund”). The Share Exchange Agent shall, pursuant to irrevocable instructions, deliver the Coconut Palm Common Stock contemplated to be issued pursuant to Section 2.01(a) out of the Share Exchange Fund to holders of the Shares. Except as contemplated by Section 2.02(f) hereof, the Share Exchange Fund shall not be used for any other purpose. Any interest, dividends or other income earned on the investment of any cash or other property held in the Share Exchange Fund shall be for the account of Coconut Palm.
     (b) Escrow Agent; Escrow of Coconut Palm Common Stock. Notwithstanding the foregoing to the contrary, at the Effective Time Coconut Palm shall deposit, or shall cause to be deposited, with Wachovia or such other bank, trust company or fiduciary as may be designated by Coconut Palm, which shall be reasonably acceptable to EBC (the “Escrow Agent”), an aggregate of 2,100,000 shares of Coconut Palm Common Stock (the “Escrow”) in amounts from each shareholder of EBC equal to each shareholder’s pro rata percentage based on the number of shares of Common Stock (without giving effect to the conversion of any Series A Preferred Stock) held by such shareholder relative to the other shareholders (the “Escrowed Coconut Palm Common Stock”). The Escrow shall be established for the benefit of Coconut Palm solely to satisfy any indemnification obligation of EBC arising pursuant to Section 6.12 of this Agreement, subject to the provisions and limitations contained in such Section 6.12. The term of the Escrow shall be for twelve (12) months from the Effective Date (the “Escrow Period”), and within five (5) business days following the termination of the Escrow Period, the Escrow Agent shall distribute any remaining Escrowed Coconut Palm Common Stock in accordance with the procedures of this Article II and in accordance with the terms of the Escrow Agreement to be executed by Coconut Palm and EBC prior to Closing which agreement shall be without recourse to any shareholder of EBC (including, without limitation, the Major EBC Shareholders). Alternatively, the Major EBC Shareholders may, at their own expense, obtain insurance, in the amount of the valuation of Escrowed Coconut Palm Common Stock, the proceeds of which will be paid directly and only to Coconut Palm to remedy any such indemnification obligation of EBC arising pursuant to Section 6.12. A binder for such insurance, if obtained in lieu of the escrow, shall be delivered to Coconut Palm ten (10) days prior to Closing and shall be obtained from a nationally recognized insurance company or an insurance company reasonably acceptable to Coconut Palm. The Escrow Agent and the Share Exchange Agent may be the same Person.
     (c) Exchange Procedures. The Surviving Corporation shall instruct the Share Exchange Agent to mail, within Ten (10) business days after the Effective Time, to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced the outstanding Shares (the “Certificates”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Share Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) subject to the reasonable approval of EBC, and (ii) instructions to effect the surrender of the Certificates (or Affidavit of lost shares “Lost Share Affidavit”) in exchange for the certificates evidencing shares of Coconut Palm Common Stock. Upon surrender of a Certificate, or Lost Share Affidavit, along with an accompanying indemnity bond, if requested, for cancellation to the Share Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Coconut Palm Common Stock that such holder has the right to receive in accordance with Section 2.1(a) in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(d), and (C) cash in lieu of fractional shares of Coconut Palm Common Stock to which such holder is entitled pursuant to Section 2.02(d), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares of EBC Class A Common Stock, Class B Common Stock or Class A Preferred Stock that is not registered in the transfer records of EBC, the Merger Consideration may be issued and paid in accordance with this Article II to a transferee if the Certificate evidencing such Shares is presented to the Share Exchange Agent, accompanied by all documents required to evidence and effect such transfer (including proper endorsements) and by evidence that any applicable stock transfer taxes have been paid or by the transferee requesting such payment paying to the Share Exchange Agent any such transfer tax; any such evidence of transfer and payment of transfer taxes shall be reasonably acceptable to Coconut Palm. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

     (d) Distributions with Respect to Unexchanged Shares of Coconut Palm Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Coconut Palm Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Coconut Palm Common Stock represented thereby and no cash payment in lieu of fractional shares of Coconut Palm Common Stock shall be paid to any such holder pursuant to Section 2.02(d), until the holder of such Certificate shall surrender such Certificate or provide a Lost Share Affidavit along with an accompanying indemnity bond, if requested. Upon such surrender, there shall be paid to the Person in whose name the certificates representing the shares of Coconut Palm Common Stock into which such Certificates were converted and registered, all dividends and other distributions payable in respect of such Coconut Palm Common Stock on a date after, and in respect of a record date after, the Effective Time.
     (e) Fractional Shares. No fraction of a share of Coconut Palm Common Stock shall be issued in the Merger and any such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a stockholder of Coconut Palm. In lieu of any such fractional shares, each holder of the Shares upon surrender of a Certificate for exchange pursuant to this Article II shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the per share closing price on the OTC Bulletin Board of Coconut Palm Common Stock on the date of the Effective Time (or, if shares of Coconut Palm Common Stock are not quoted on the OTC Bulletin Board on such date, the first date of trading of such Coconut Palm Common Stock on the OTC Bulletin Board after the Effective Time) by (ii) the fractional interest to which such holder would otherwise be entitled (after taking into account all Shares then held of record by such holder).
     (f) Termination of Share Exchange Fund. Any portion of the Share Exchange Fund that remains undistributed to the holders of Class A Common Stock, Class B Common Stock and Class A Preferred Stock for six months after the Effective Time shall be delivered to Coconut Palm, upon demand, and any holders of EBC capital stock who have not theretofore complied with this Article II shall thereafter look only to Coconut Palm for the Merger Consideration to which they are entitled pursuant to this Article II.
     (g) No Liability. Neither Coconut Palm nor EBC shall be liable to any holder of shares of EBC capital stock for any such shares of Coconut Palm Common Stock (or dividends or distributions with respect thereto) from the Share Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
     (h) Withholding Rights. Coconut Palm or the Share Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares of EBC such amounts as Coconut Palm or the Share Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Coconut Palm or the Share Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares of EBC in respect of which such deduction and withholding was made by Coconut Palm or the Share Exchange Agent.

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Coconut Palm Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Share Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Coconut Palm Common Stock, any cash in lieu of fractional shares and any unpaid dividends and distributions on shares of Coconut Palm Common Stock deliverable in respect thereof, pursuant to this Agreement.
     SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of EBC shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of EBC. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to Coconut Palm for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).
     SECTION 2.04 EBC Stock Options and Warrants.
     (a) Stock options to purchase 2,240,000 shares of EBC’s Class A Common Stock outstanding and unexercised as of the Effective Time pursuant to EBC’s stock option plans listed in Section 3.03 of the EBC Disclosure Schedule that have an exercise price per Share of $7.50 (the “EBC Stock Options” in aggregate, and the “EBC Stock Option” individually), shall (subject to the provisions of this Section 2.04) be converted into options to purchase an aggregate of 3,274,853.12 shares of Coconut Palm Common Stock at fair market value as of the date of the Effective Time (“FMV of Coconut Palm Stock”). Vesting schedules for such EBC Stock Options will be in accordance with current expiration dates. Options to purchase shares of Coconut Palm Common Stock granted pursuant to this Section 2.04 shall be granted in accordance with the same terms, restrictions and conditions as EBC Stock Options with respect to which such options are being granted. All outstanding warrants to purchase capital stock of EBC shall be cancelled as of the Effective Date.
     (b) Notwithstanding paragraph (a) of this Section 2.04, in the event that at the Effective Time the fair market value of EBC’s Class A Common Stock (the “FMV of EBC Stock”) exceeds $7.50 per Share, EBC Stock Options shall be converted into options to purchase an aggregate of 3,274,853.12 shares of Coconut Palm Common Stock. Specifically, each EBC Stock Option shall be converted into an option to purchase 1.461988 shares of Coconut Palm Common Stock at the exercise price of $Y per share, where Y is such that 2,240,000 times (FMV of EBC Stock minus $7.50) equals 3,274,853.12 times (FMV of Coconut Palm Stock-$Y), provided that Y is such that the conversion of EBC Stock Options contemplated by this Section 2.04 will not be treated as the grant of a new stock right or a change in the form of payment for purposes of section 409A, pursuant to Prop. Treas. Reg. § 1.409A-1(b)(5)(v)(D) and provided that Y is such that the conversion of EBC Stock Options contemplated by this Section 2.04 shall not be considered a modification of EBC Stock Options pursuant to Treas. Reg. § 1.424-1(a). For purposes of this Section 2.04, the FMV of EBC Class A Common Stock shall be determined by multiplying the FMV of Coconut Palm Common Stock as of the Effective Time by 1.461988. The following Example 1 will illustrate this Section 2.04(b):
     (c) Example 1: Assume the FMV of Coconut Palm Common Stock as of the Effective Time is $6.00 per share. The FMV of EBC Class A Common Stock will equal $8.7719 ($6.00 x 1.461988) per share. Assuming an EBC Class A Common Stock Option holder owns the option to buy 1,000 shares of EBC Stock and decides to exercise all 1,000 options immediately prior to the Effective time, he will receive stock worth $8,772 ($8.7719 x 1,000) for a cost of $7,500 ($7.50 x 1,000). However, if the same option holder waited until immediately after the Effective Time to exercise the options that were converted to Coconut Palm Common Stock, his option to buy 1,000 shares of EBC Class A Common Stock will be converted to the option to buy 1,462 (1,000 x 1.461988) shares of Coconut Palm Common Stock at the exercise price of $5.13012. The cost of exercising all 1,462 options is $7,500 ($5.13 x 1,462) and the fair market value of the stock purchased equals $8,772 ($6.00 x 1,462).
     SECTION 2.05 Dissenting Shares.
     (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the ABCA, Shares that are outstanding immediately prior to the Effective Time and that are held by any shareholder who is entitled to demand and properly demands the appraisal for such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 4-27-1301 et seq. of the ABCA shall not be converted into, or represent the right to receive, the Merger Consideration. Any such shareholder shall instead be entitled to receive payment of the fair value of such shareholder’s Dissenting Shares in accordance with the provisions of the ABCA; provided, however, that all Dissenting Shares held by any shareholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such shareholder’s rights to appraisal of such Shares under Section 4-27-1301 et seq. shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender in the manner provided in Section 2.02 of the Certificate or Certificates that formerly evidenced such Shares.
     (b) EBC shall give Coconut Palm (i) prompt notice of any demands received by EBC for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the ABCA and received by EBC and (ii) the opportunity to participate in and, following the Effective Time, direct all negotiations and proceedings with respect to demands for appraisal under the ABCA. EBC shall not, except with the prior written consent of Coconut Palm which consent shall not be unreasonably withheld, conditioned or delayed, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
     SECTION 2.06 EBC Shareholder Representative.
     (a) In order to administer efficiently (i) the implementation of the Escrow Agreement on behalf of the shareholders of EBC and (ii) the settlement of any dispute with respect to the

[2]	The exercise price of Coconut Palm Stock option is calculated by solving the following equation for Y: 2,240,000 (8.7719 – 7.50) = 3,274,853.12 (6.00 – Y)

Agreement, EBC and Univision shall, prior to the Effective Time, designate one to two Persons to act as a representative on behalf of the shareholders of EBC (collectively, the “EBC Shareholder Representative”). By approving this Agreement, the shareholders of EBC authorize and empower the EBC Shareholder Representative to make such designation, approve and ratify all of the rights, powers and authorities provided to the EBC Shareholder Representative under the terms of this Agreement, and agree to be bound by all decisions and other actions taken by the EBC Shareholder Representative.
     (b) The EBC Shareholder Representative shall be reimbursed for its reasonable out of pocket expenses incurred in the performance of its duties herein. The Major EBC Shareholders shall share such expenses pro rata based upon pro rata Common Stock ownership (on a non-converted basis) of the Surviving Corporation, immediately following the Effective Time. Said reimbursement shall not be required in the event the EBC Shareholder Representative recovers such expenses as a result of indemnification of the EBC Shareholder Representative by the Surviving Corporation as provided in Section 6.12(h).
     (c) By their execution and/or approval of this Agreement, EBC, the Major EBC Shareholders and the other shareholders of EBC who are not the Major EBC Shareholders agree that from and after the Effective Time:
     (i) The EBC Shareholder Representative is authorized (a) to take all action necessary on behalf of the shareholders of EBC in connection with the settlement of any dispute with regard to matters pertaining to the indemnification provisions of this Agreement and the Escrow Agreement, and (b) to give and receive all notices required to be given under the Escrow Agreement;
     (ii) Coconut Palm shall be able to rely conclusively on the instructions and decisions of the EBC Shareholder Representative as to any actions required or permitted to be taken by the EBC Shareholder Representative hereunder and under the Escrow Agreement, and no party hereunder shall have any cause of action against Coconut Palm for any action taken by Coconut Palm in reliance upon the instructions or decisions of the EBC Shareholder Representative;
     (iii) All actions, decisions and instructions of the EBC Shareholder Representative shall be conclusive and binding upon all of the shareholders of EBC and no shareholder of EBC shall have any cause of action against the EBC Shareholder Representative for any action taken, decision made or instruction given by the EBC Shareholder Representative under this Agreement, the Escrow Agreement, except for fraud or willful breach of this Agreement by the EBC Shareholder Representative;
     (iv) In taking any action hereunder and under the Escrow Agreement, the EBC Shareholder Representative shall be protected in relying upon any notice, paper or other document reasonably believed by it to be genuine, or upon any evidence reasonably deemed by it, in its good faith judgment, to be sufficient; provided, however, that the EBC Shareholder Representative shall not waive any rights with respect to any interest of an individual shareholder of EBC if such waiver would have the effect of disproportionately and adversely affecting such individual shareholder of EBC as compared to the interests of the other shareholders of EBC, without the prior consent of such adversely effected shareholder(s) of EBC; and
     (v) The EBC Shareholder Representative shall not be liable to Coconut Palm, the Major EBC Shareholders or other shareholders of EBC (who are not the Major EBC Shareholders) for any act performed or omitted to be performed by it in the good faith exercise of its duties and shall be liable only in the case of fraud or willful breach of this Agreement by the EBC Shareholder Representative. The EBC Shareholder Representative shall not be responsible for determining or verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement. Notwithstanding the foregoing, the EBC Shareholder Representative shall be indemnified by the Surviving Corporation as provided in Section 6.12 (h).
     (d) Notwithstanding the foregoing, the parties agree and acknowledge that the foregoing appointment of the EBC Shareholder Representative by and on behalf of Univision shall apply only with respect to Univision’s Escrowed Shares and Univision’s rights as a holder of Common Shares of EBC and not in any other respect or capacity.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EBC
     EBC hereby represents and warrants to Coconut Palm as follows:
     SECTION 3.01 Organization and Qualification; Subsidiaries.
     (a) Each of EBC and each subsidiary of EBC (each a “Subsidiary”) is a corporation, limited liability company, limited partnership or limited liability partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of EBC and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have a EBC Material Adverse Effect. The term “EBC Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of EBC and the Subsidiaries taken as a whole or would reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby (collectively, the “Transactions”) or prevent or materially impair or delay the ability of EBC or the Major EBC Shareholders to perform their respective obligations hereunder; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, an EBC Material Adverse Effect: any adverse change, event, condition, development, or effect arising from or relating to (i) general business or economic conditions, (ii) national or international political or social conditions, (iii) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority, or (iv) any public announcement concerning, or the taking of any action contemplated by this Agreement and the other agreements contemplated herein.
     (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of the outstanding capital stock or other equity interests of each Subsidiary owned by EBC, each other Subsidiary and any other person, is set forth in Section 3.01(b) of the disclosure schedule delivered by EBC to Coconut Palm as provided in Section 7.02(o)(2) (the “EBC Disclosure Schedule”).
     (c) Section 3.01(c) of the EBC Disclosure Schedule lists any and all Persons of which EBC directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50% (collectively, the “Investments”). Except as set forth at Section 3.01(c) of the EBC Disclosure Schedule, EBC or a Subsidiary, as the case may be, owns all Investments free and clear of all Liens (save and except (i) restrictions imposed by applicable federal and state securities laws, and (ii) those Liens listed at Section 3.01(c) of the EBC Disclosure Schedule), and there are no outstanding contractual obligations of EBC or any Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Investment.
     SECTION 3.02 Articles of Incorporation and Bylaws. EBC has made available to Coconut Palm a complete and correct copy of the Articles of Incorporation and the Bylaws or similar organizational documents, each as amended to date, of EBC and each Subsidiary. Such Articles of Incorporation and Bylaws or similar organizational documents are in full force and effect and no other organizational documents are applicable or binding upon EBC or any of its Subsidiaries. Neither EBC nor any Subsidiary is, nor has EBC been, in violation of any of the provisions of its Articles of Incorporation or Bylaws or similar organizational documents.
     SECTION 3.03 Capitalization; Shareholders; Books and Records.
     (a) The authorized capital stock of EBC consists of 30,000,000 shares of authorized Class A Common Stock, 2,000,000 shares of authorized Class B Common Stock, and 10,000,000 shares of authorized Class C common stock, and 4,000,000 shares of authorized Class A Preferred Stock.
     (b) 13,131,999 shares of Class A Common Stock, 1,349,585 shares of Class B Common Stock and 3,991,625 shares of Class A Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and are free of preemptive (or similar) rights. The 13,131,999 shares of Class A Common Stock does not include approximately 640,000 shares of Class A Common Stock to be issued immediately prior to the Closing to Arkansas Media, LLC in accordance with the terms of the EBC Arkansas Media Settlement Agreement, and 30,000 shares of Class A Common Stock to be issued immediately prior to the Closing to the Lakeside Group, LLC. 2,169,045 shares of Class A Common Stock, 266,667 shares of Class B Common Stock, and 0 shares of Class A Preferred Stock are held in the treasury of EBC. No shares of capital stock of EBC are held by the Subsidiaries. An aggregate of 2,240,000 shares of Class A Common Stock are issuable upon exercise of outstanding EBC Stock Options granted under EBC’s Stock Option Plans in Section 3.03 of the EBC Disclosure Schedule along with exercise prices and vesting schedules (collectively the “EBC Stock Option Plans”). 16,868,001 shares of Class A Common Stock, 1,733,333 shares of Class B Common Stock and 8,375 shares of Class A Preferred Stock are available for future issuance in connection with the EBC Stock Option Plans (including shares reserved pursuant to outstanding EBC stock options). EBC does not have a “poison pill” or similar shareholder rights plan. Except as set forth in Section 3.03(b) (of EBC Disclosure Schedule), in EBC’s Articles of Incorporation, as amended, or at Section 3.03 of EBC Disclosure Schedule, there are no (i) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of EBC or any Subsidiary or obligating EBC or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, EBC or any Subsidiary, (ii) voting securities of EBC or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of EBC, or (iii) equity equivalents, interests in the ownership or earnings of EBC or any Subsidiary or similar rights. Except as set forth at Section 3.03 of the EBC Disclosure Schedule, there are no outstanding contractual obligations of EBC or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Common Stock or any capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in either (x) any Subsidiary (except in the Ordinary Course of Business), or (y) any other person. Except as set forth at Section 3.03 of the EBC Disclosure Schedule, none of EBC, any Subsidiary or any Major EBC Shareholder is a party to any shareholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of EBC or any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities of EBC or of any Subsidiary.
     (c) Each outstanding share of capital stock, each limited liability company membership interest and each partnership interest of each Subsidiary, as applicable, is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or interest is owned by EBC or another Subsidiary free and clear of all options, rights of first refusal, agreements, limitations on EBC’s or any Subsidiary’s voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever (save and except (i) restrictions imposed under applicable federal and state securities laws, and (ii) those liens disclosed at Section 3.03 of the EBC Disclosure Schedule).
     (d) As of the date of this Agreement and as of the Closing Date, the aggregate Indebtedness of EBC and the Subsidiaries shall not exceed $62,000,000.00 (the “EBC Maximum Indebtedness”).
     (e) The minute books of EBC and the Subsidiaries, as previously made available to Coconut Palm and its representatives, contain in all material respects accurate records of all meetings of and all corporate actions or written consents by the holders of capital stock and the directors of EBC and the Subsidiaries, as applicable. The minute books for EBC and the Subsidiaries made available to the Buyer for review are correct and complete in all material respects as of the date of this Agreement, and such minute books contain the true signatures of the persons purporting to have signed them. All material corporate actions taken by EBC and the Subsidiaries have been duly authorized or ratified. All accounts, books, ledgers and official and other records of EBC and the Subsidiaries accurately and fairly reflect in reasonable detail the activities of EBC and the Subsidiaries and there are no material inaccuracies or discrepancies of any kind contained therein. The stock ledgers of EBC and the Subsidiaries, as previously made available to Coconut Palm contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of EBC and the Subsidiaries.
     (f) Shareholders of EBC. Section 3.03(f) of the EBC Disclosure Schedule sets forth, with respect to EBC, the name and the number of outstanding shares of each class of its capital stock owned of record and/or beneficially by, each shareholder of EBC as of the close of business on the date of this Agreement. As of the date hereof, the Major EBC Shareholders constitute the holders of issued and outstanding Shares of capital stock of EBC representing 39.16% of the Class A Common Stock (all of which is voting common stock), 100% of the Class B Common Stock (all of which is voting common stock) and 100% of the Preferred Stock (which is non-voting preferred stock), all of which percentages do not include either the 640,000 shares of Class A Common Stock to be issued immediately prior to the Closing to Arkansas Media, LLC, or the 30,000 shares of Class A Common Stock to be issued immediately prior to the Closing to the Lakeside Group, LLC, each as provided above in Section 3.03(b), and except as set forth at Section 3.03(f) of the EBC Disclosure Schedules, each of the Major EBC Shareholders owns such Shares free and clear of all Liens, restrictions and claims of any kind (save and except (i) restrictions imposed under applicable federal and state securities laws, and (ii) such liens as are otherwise disclosed at Section 3.03(f) of the EBC Disclosure Schedule). From December 31, 2005 up to and including the Most Recent Balance Sheet date, EBC has not made any distributions to its shareholders other than ordinary and customary salaries, payment of a recurring management fee to Arkansas Media, LLC (or its assigns), and expense reimbursements and accrued bonuses paid. Except as disclosed in Section 3.03 of the EBC Disclosure Schedule, EBC has paid in full all accumulated dividends on its capital stock that were payable as of the date hereof.
     SECTION 3.04 Authority Relative to This Agreement; Enforceability. Except with respect to obtaining the required EBC Shareholder Approval, EBC has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. Each Major EBC Shareholder has all necessary power, legal capacity, right and authority to execute and deliver this Agreement, to perform his/its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by EBC and the Major EBC Shareholders and the consummation by EBC and the Major EBC Shareholders of the Transactions have been duly and validly authorized by all necessary corporate action, and action on the part of the Major EBC Shareholders and no other corporate proceedings on the part of EBC (or proceedings on the part of the Major EBC Shareholders) are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, EBC Shareholder Approval, as described in Section 3.19 below, and the filing and recordation of appropriate merger documents as required by the ABCA). This Agreement has been duly and validly executed and delivered by EBC and the Major EBC Shareholders and, assuming the due authorization, execution and delivery by Coconut Palm, constitutes a legal, valid and binding obligation of EBC and the Major EBC Shareholders, enforceable against EBC and the Major EBC Shareholders in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity.
     SECTION 3.05 No Conflict; Required Filings and Consents.
     (a) The execution and delivery of this Agreement by EBC and the Major EBC Shareholders do not, and the performance of this Agreement by EBC and the Major EBC Shareholders and the consummation by them of the Transactions will not, (i) conflict with or violate the Articles of Incorporation or Bylaws (or similar organizational documents) of EBC or any Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, judgment, decree or other order (“Law”) applicable to EBC or any Subsidiary or by which any property or asset of EBC or any Subsidiary is bound or affected, or (iii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a material loss of a material benefit under, give rise to a right or obligation to purchase or sell assets or securities under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of EBC or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract (written or oral), agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation (each, a “Contract”) to which EBC or any Subsidiary is a party or by which EBC or a Subsidiary or any property or asset of EBC or any Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a EBC Material Adverse Effect.
     (b) The execution and delivery of this Agreement by EBC and the Major EBC Shareholders do not, and the performance of this Agreement by EBC and the consummation by EBC of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, either (1) any supranational, national, provincial, federal, state or local government, regulatory or administrative authority, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”) or (2) any other Person, except for (i) the filing and recordation of appropriate merger documents as required by the DGCL, ABCA and appropriate documents with the relevant authorities of other states in which EBC or any Subsidiary is qualified to do business, (ii) the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (iii) approval from the Federal Communications Commission (the “FCC”) with respect to a change in control in EBC as holder of broadcasting licenses granted by the FCC (collectively the “FCC License”); and (iv) the consent and/or approval of those Persons set forth at Section 3.05(b) of EBC Disclosure Schedule.
     SECTION 3.06 Permits; Compliance. Each of EBC and each Subsidiary is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority (including without limitation the FCC) necessary for each such entity to own, lease and operate its properties and broadcasting stations or to carry on its business as it is now being conducted (the “EBC Permits”). Each of the material EBC Permits is set forth in Section 3.06 of the EBC Disclosure Schedule. No suspension or cancellation of any of the EBC Permits is pending or, to the knowledge of EBC, threatened. Each of EBC and each Subsidiary is in compliance, in all material respects, with (a) any Law applicable to such entity or by which any property or asset of such entity is bound or affected, and (b) any Contract or EBC Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound.
     SECTION 3.07 Financial Statements; Undisclosed Liabilities.
     (a) Each of the consolidated financial statements of EBC since December 31, 2002 (including, in each case, any notes thereto) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of EBC and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments and the omission of footnotes and other presentation items required by GAAP). All of the Subsidiaries are consolidated for accounting purposes.
     (b) Financial Statements. EBC has attached as Section 3.07(b) of the Disclosure Schedule, the following financial statements (collectively the “Financial Statements”): (i) EBC’s consolidated audited balance sheet and statements of income, shareholders’ equity and cash flows as of and for the three years ended December 31, 2005 (the “Most Recent Fiscal Year End”), and (ii) EBC’s consolidated unaudited balance sheet and statements of income and cash flows and all other relevant interim periods (collectively, the “Most Recent Financial Statements”) as of and for the period beginning January 1, 2006 and ended February 28, 2006 the (“Most Recent Fiscal Month End”) (with the balance sheet contained therein as of February 28, 2006 referred to herein as the “Most Recent Balance Sheet” and February 28, 2006, referred to herein as the “Most Recent Balance Sheet Date”). The Financial Statements have been prepared in accordance with GAAP, consistently applied, throughout the periods covered thereby and present fairly in all material respects the financial condition of EBC and its assets and liabilities as of such dates and the results of operations of EBC for such periods; provided, that, the Most Recent Financial Statements are subject to normal year-end audit adjustments (which in the aggregate are not material) and omit footnotes and other presentation items which are required by GAAP. The books and records of EBC fully and fairly reflect in all material respects all of its transactions, properties, assets and liabilities. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.
     (c) Undisclosed Liabilities. Except as set forth at Section 3.07(c) of EBC Disclosure Schedule, EBC does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (i) to the extent reflected or taken into account in the Most Recent Balance Sheet and not heretofore paid or discharged, (ii) liabilities incurred in the Ordinary Course of Business since the date of the Most Recent Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (iii) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate, and (iv) liabilities incurred in the Ordinary Course of Business prior to the date of the Most Recent Balance Sheet which, in accordance with GAAP consistently applied, were not required to be recorded thereon.
     SECTION 3.08 Information Supplied. None of the information included or incorporated by reference in the proxy statement and related materials used by EBC to obtain EBC Shareholder Approval will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     SECTION 3.09 Absence of Certain Changes or Events. Except as set forth at Section 3.09 of the EBC Disclosure Schedule, since February 28, 2006, there has not been any event, circumstance, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a EBC Material Adverse Effect. Since February 28, 2006, and prior to the date of this Agreement, except as expressly contemplated by this Agreement or as otherwise disclosed at Section 3.09 of the EBC Disclosure Schedule, (a) EBC and the Subsidiaries have conducted their businesses only in the Ordinary Course of Business and in a manner consistent with past practice, and (b) neither EBC nor any Subsidiary has:
     (i) amended or otherwise changed its Articles of Incorporation or Bylaws or similar organizational documents;
     (ii) declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends or other distributions by any Subsidiary only to EBC or any direct or indirect wholly owned Subsidiary;
     (iii) reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its capital stock;
     (iv) increased the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the Ordinary Course of Business and in a manner consistent with past practice, or granted any severance or termination pay to, or entered into any employment, bonus, change of control or severance agreement with, any director or officer or, except in the Ordinary Course of Business in a manner consistent with past practice, any other employee of EBC or of any Subsidiary;
     (v) suffered any damage, destruction or loss (whether or not covered by insurance), other than in the Ordinary Course of Business;
     (vi) made any change in financial or Tax accounting methods or practices materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP;
     (vii) made any acquisition or disposition of any real property or any portion of its business;

     (viii) made any material tax election or settled or compromised any material United States federal, state or local income tax liability; or
     (ix) announced an intention, entered into any formal or informal agreement or otherwise made a commitment, to do any of the foregoing.
     SECTION 3.10 Absence of Litigation. Except as set forth at Section 3.10 of the EBC Disclosure Schedule, there is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (an “Action”) pending or, to the knowledge of EBC, threatened against EBC or any Subsidiary, or any property or asset of EBC or any Subsidiary, before any Governmental Authority or arbitrator. As of the date of this Agreement, no officer or director of EBC is a defendant in any Action in connection with his status as an officer or director of EBC or any Subsidiary. Other than pursuant to Articles of Incorporation, Bylaws or other organizational documents, no Contract between EBC or any Subsidiary and any current or former director or officer exists that provides for indemnification. Neither EBC nor any Subsidiary nor any property or asset of EBC or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of EBC, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.
     SECTION 3.11 Labor and Employment Matters; Employee Benefit Plans.
     (a) Section 3.11(a) of the EBC Disclosure Schedule sets forth the name of each of the employees of EBC (“Employees”) and the aggregate amount of accrued and unpaid vacation pay for all Employees through February 28, 2006. EBC and its Subsidiaries are not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and, to EBC’s knowledge, there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of EBC and its Subsidiaries into one or more collective bargaining units. There is no pending or, to EBC’s knowledge, threatened labor dispute, strike or work stoppage which affects or which may affect the business of EBC and its Subsidiaries or which may interfere with its continued operations. Except as set forth in Section 3.11(a) of the EBC Disclosure Schedule, neither EBC, its Subsidiaries, nor any agent, representative or employee thereof has within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to EBC’s knowledge, threatened charge or complaint against EBC and its Subsidiaries by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage or known threat of union activity involving any of the employees of EBC and its Subsidiaries during the 24 months prior to the date hereof. EBC has no knowledge that any executive or key employee or group of employees has any plans to terminate his, her or their employment with EBC and its Subsidiaries as a result of the transactions contemplated hereby or otherwise. Except as described at Section 3.11(a) of the EBC Disclosure Schedule, each of EBC and its Subsidiaries has complied in all material respects with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and the Americans with Disabilities Act, as amended.

     (b) Section 3.11(b) of the EBC Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which EBC or any Subsidiary is a party, with respect to which EBC or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by EBC or any Subsidiary for the benefit of any current or former employee, consultant, officer or director of EBC or any Subsidiary (collectively, the “Plans”). EBC has made available to Coconut Palm a true and complete copy of each Plan and has made available to Coconut Palm a true and complete copy of (where applicable) (A) each trust or funding arrangement prepared in connection with each such Plan, (B) the two most recently filed annual reports on Internal Revenue Service (“IRS”) Form 5500, (C) the most recently received IRS determination letter for each such Plan, (D) the two most recently prepared actuarial reports and financial statements in connection with each such Plan, and (E) the most recent summary plan description and any material written communications (or a description of any material oral communications) by EBC or the Subsidiaries to any current or former employees, consultants, or directors of EBC or any Subsidiary concerning the extent of the benefits provided under a Plan.
     (c) Except as described at Section 3.11(c) of the EBC Disclosure Schedule, neither EBC nor any Subsidiary has now or any time contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which EBC or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). No Plan exists that could result in the payment to any present or former employee, director or consultant of EBC or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee of EBC or any Subsidiary as a result of the consummation of the Transactions (whether alone or in connection with any subsequent event). There is no contract, plan or arrangement (written or otherwise) covering any current or former employee of EBC or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the United States Internal Revenue Code of 1986, as amended (the “Code”).
     (d) With respect to the Plans, no event has occurred and to EBC’s knowledge, there exists no condition or set of circumstances, in connection with which EBC or any Subsidiary could reasonably be expected to be subject to any actual or contingent liability under the terms of such Plan or any applicable Law which would reasonably be expected to have a EBC Material Adverse Effect.
     (e) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS covering all of the provisions applicable to the Plan for which determination letters or prototype opinion letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the knowledge of EBC, no circumstance exists that could reasonably be expected to result in the revocation of such exemption.
     (f) Except as described at Section 3.11(f) of the EBC Disclosure Schedule, (i) each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance, individually or in the aggregate, would not reasonably be expected to have a EBC Material Adverse Effect, and (ii) no Plan provides retiree welfare benefits, and neither EBC nor any Subsidiary has any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code.
     (g) With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of EBC, threatened, that would reasonably be expected to have a EBC Material Adverse Effect, (ii) to the knowledge of EBC, no facts or circumstances exist that could reasonably be expected to give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of EBC, threatened.
     SECTION 3.12 Real Property; Title to Assets.
     (a) Section 3.12(a) of the EBC Disclosure Schedule lists each parcel of real property (including submerged land) currently owned by EBC or any Subsidiary and sets forth EBC or the applicable Subsidiary owning such properties (collectively, the “Owned Real Properties”). EBC or the applicable Subsidiary set forth on Section 3.12(a) of the EBC Disclosure Schedule owns fee simple title to the Owned Real Properties, free and clear of all mortgages, pledges, liens, restrictions, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, “Liens”), other than (i) Liens for current taxes and assessments not yet due and payable, (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iii) to the extent such Liens would not reasonably be expected to have a EBC Material Adverse Effect, (A) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the Ordinary Course of Business of EBC or such Subsidiary consistent with past practice, (B) all matters of record, (C) all Liens and other imperfections of title and encumbrances that are typical for the applicable property type and locality and which would not reasonably be expected to materially interfere with the conduct of the business of EBC in the Ordinary Course of Business, and (iv) those Liens listed at Section 3.12(a) of the EBC Disclosure Schedule, (collectively, “Permitted Liens”). None of the Properties is subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of EBC, has any such condemnation, expropriation or taking been proposed. Neither EBC nor any Subsidiary has violated any material covenants, conditions or restrictions affecting any Properties (as defined below) which violations would reasonably be expected to have a EBC Material Adverse Effect.
     (b) Section 3.12(b) of the EBC Disclosure Schedule lists each parcel of real property (including submerged land) currently leased or subleased by EBC or any Subsidiary but only to the extent that such applicable lease agreement is required to be listed at Section 3.16(a) of the EBC Disclosure Schedule (collectively, the “Leased Properties”; the Leased Properties, together with the Owned Real Properties, collectively, the “Properties”) and sets forth the corporate entity holding such leasehold interest, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions remaining payable by EBC or any Subsidiary in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). EBC or the applicable Subsidiary set forth on Section 3.12(b) of the EBC Disclosure Schedule owns a valid leasehold interest in the Leased Properties, free and clear of all Liens other than Permitted Liens. True, correct and complete copies of all Lease Documents have been delivered to Coconut Palm. Each of the Lease Documents is valid, binding and in full force and effect as against EBC or the Subsidiaries and, to EBC’s knowledge, as against the other party thereto. Neither EBC nor any Subsidiary has received written notice under any of the Lease Documents of any default, and, to EBC’s knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by EBC or the applicable Subsidiaries.
     (c) There are no latent defects or adverse physical conditions affecting any Property or the improvements thereon, other than those that would not reasonably be expected to have a EBC Material Adverse Effect.
     (d) Except as set forth at Section 3.12(d) of the EBC Disclosure Schedule, valid policies of title insurance or title commitments for which premiums have been paid (collectively, the “Title Policies”) have been issued insuring EBC or the applicable Subsidiary’s fee simple title to the Properties owned by EBC or the applicable Subsidiaries in amounts at least equal to the purchase price thereof paid by EBC or the applicable Subsidiary, subject only to Permitted Liens. No claim has been made against any Title Policies. EBC and the Subsidiaries have not received any written notice and are not otherwise aware that the Title Policies are not in full force and effect.
     (e) Section 3.12(e) of the EBC Disclosure Schedule lists each Property which is under construction as of the date hereof, and each FCC Construction Permit with respect to any such Property.
     (f) EBC or the Subsidiaries own all material furniture, fixtures, equipment, operating supplies and other personal property (the “Personal Property”) necessary for the operation of EBC’s business as historically conducted, subject to no Liens except as set forth in Section 3.12(f) of EBC Disclosure Schedule. Section 3.12(f) of the EBC Disclosure Schedule sets forth a complete and accurate list of all the material items of equipment, machinery, computers, chattels, tools, parts, machine tools, furniture, furnishings and fixtures, owned by EBC or the Subsidiaries. Such Schedule sets forth a complete and accurate list of the material items of equipment leased by EBC or the Subsidiaries. Except as set forth at Section 3.12(f) of the EBC Disclosure Schedule, EBC or the Subsidiaries has good title to the items described in such Schedule and valid and subsisting leasehold rights to such items as are being leased by it free and clear of all encumbrances. Such Section also sets forth a complete and accurate list of the leased vehicles. All Personal Property owned by EBC or the Subsidiaries at any location at which it provides service was properly installed and has a useful life at least as long as on EBC’s financial statement.

     SECTION 3.13 Intellectual Property.
     (a) (i) The conduct of the business of EBC and the Subsidiaries, as currently conducted, does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to EBC or any Subsidiary that the conduct of the business of EBC and the Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party; (ii) with respect to each item of Intellectual Property that is owned by EBC or a Subsidiary (“Owned Intellectual Property”) (each as listed at Section 3.13 of the EBC Disclosure Schedule), EBC or a Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property and is entitled to use such Owned Intellectual Property in the continued operation of its respective business; (iii) with respect to each item of Intellectual Property that is licensed to or otherwise held or used by EBC or a Subsidiary (“Licensed Intellectual Property”) (each as listed at Section 3.13 of the EBC Disclosure Schedule), EBC or a Subsidiary has the right to use such Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Licensed Intellectual Property; (iv) none of the Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part and, to the knowledge of EBC, the Owned Intellectual Property is valid and enforceable; (v) to the knowledge of EBC, no person is engaging in any activity that infringes upon the Owned Intellectual Property; (vi) to the knowledge of EBC, each license of the Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (vii) to the knowledge of EBC, no party to any license of the Licensed Intellectual Property is in breach thereof or default thereunder; (viii) EBC has taken all reasonable actions (including executing non-disclosure and intellectual property assignment agreements) to protect, preserve and maintain the Owned Intellectual Property; and (ix) neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of EBC’s rights with respect to the Owned Intellectual Property or the Licensed Intellectual Property.
     (b) For purposes of this Agreement, “Intellectual Property” means (i) United States patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) all items of software, knowledgeable or other computer program of whatever name and (v) confidential and proprietary information, including trade secrets and know-how.
     SECTION 3.14 Taxes.
     (a) EBC and the Subsidiaries (i) have timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by them, and all such filed Tax Returns are true, correct and complete in all material respects; and (ii) have timely paid or will timely pay all amounts of Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which EBC or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. All amounts of Taxes required to have been withheld by or with respect to EBC and its the Subsidiaries have been or will be timely withheld and remitted to the applicable taxing authority.

     (b) There are no pending or, to the knowledge of EBC, threatened audits, examinations, investigations or other proceedings in respect of any Tax or Tax matter of EBC or any Subsidiary. No deficiency for any amount of Tax has been asserted or assessed by any taxing authority in writing against EBC or any Subsidiary, which deficiency has not been satisfied by payment, settled or been withdrawn or contested in good faith and for which EBC or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. There are no Tax liens on any assets of EBC or any Subsidiary (other than any liens for Taxes not yet due and payable or for taxes being contested in good faith, in each case provided that adequate reserves have been made therefor in accordance with GAAP). Neither EBC nor any Subsidiary is subject to any accumulated earnings tax or personal holding company tax.
     (c) Neither EBC nor any Subsidiary has made or is obligated to make any payment that would not be deductible pursuant to Section 162(m) of the Code.
     (d) There are no pending or, to the knowledge of EBC, potential claims for indemnity (other than customary indemnity under credit or any other agreements or arrangements) against EBC or any Subsidiary (other than against each other) under any indemnification, allocation or sharing agreement with respect to income Taxes.
     (e) Neither EBC nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).
     (f) No claim is pending by a taxing authority in a jurisdiction where EBC or any Subsidiary does not file a Tax Return that EBC or such Subsidiary is or may be subject to Tax by such jurisdiction.
     (g) Neither EBC nor any Subsidiary has participated in a reportable transaction as contemplated in Treasury Regulation Section 1.6011-4.
     (h) To the knowledge of EBC, there are no proposed reassessments of any property owned by EBC and the Subsidiaries that could result in a material increase in the amount of any Tax to which EBC or any such Subsidiary would be subject.
     (i) Except as set forth at Section 3.14(i) of the EBC Disclosure Schedule, neither EBC nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income as a result of any (1) adjustment pursuant to Section 481 of the Code, the regulations thereunder or any similar provision under state or local Law, (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing, (3) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (4) installment sale or open transaction disposition made on or prior to the Closing, or (5) prepaid amount received on or prior to the Closing.
     (j) Neither EBC nor any Subsidiary has made an election under Section 341(f) of the Code.

     (k) Except as set forth in Section 3.14(k) of the EBC Disclosure Schedule, neither EBC nor any Subsidiary has been a member of an affiliated group (as defined in Section 1504 of the Code) or filed or been included in a combined, consolidated or unitary income Tax Return (other than with respect to which EBC was the common parent), nor is any a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for tax purposes.
     (l) Except as set forth in Section 3.14(l) of the EBC Disclosure Schedule, neither EBC nor any Subsidiary has made any payments, is obligated to make any payments, or will become obligated under any contract entered into on or before the Closing Date to make any payments to employees, officers, independent contractors, or directors of EBC or such Subsidiary, nor will any benefits accrue or rights vest with respect to such individuals, in each case that are contingent on a change of control of EBC or any Subsidiary.
     (m) EBC is not a “foreign person” as that term is used in Treasury Regulation Section 1.1445-2.
     (n) None of the assets of EBC or any Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code; and none of the assets of EBC is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code.
     (o) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of EBC or any Subsidiary other than the extent to which the provisions of Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign law) may apply upon consummation of the Transactions or events subsequent thereto.
     (p) Neither EBC nor any Subsidiary has taken any action, nor does EBC or any Subsidiary know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.
     (q) For purposes of this Agreement:
     (i) “Tax” or “Taxes” shall mean any and all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or Tax authority.
     (ii) “Tax Returns” means any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed with any Tax authority (including any schedule or attachment thereto) with respect to EBC or the Subsidiaries, including any amendment thereof.

     SECTION 3.15 Environmental Matters.
     (a) (i) None of EBC or any of the Subsidiaries has violated, or is in violation of, any Environmental Law; except as would not reasonably be expected to have a EBC Material Adverse Effect; (ii) to the knowledge of EBC, there is and has been no presence, release or threat of release of Hazardous Substances at, on, under or affecting (A) any of the properties currently owned, leased or operated by EBC or any of the Subsidiaries or, during the period of EBC’s or the Subsidiaries’ ownership, lease or operation thereof, formerly owned, leased or operated by EBC or any of the Subsidiaries, or (B) any location at which Hazardous Substances are present for which EBC or any of the Subsidiaries is or is allegedly liable, under conditions in the case of either clauses (A) or (B) that would reasonably be expected to result in a liability or obligation to EBC or any of the Subsidiaries, or, as EBC and the Subsidiaries are currently operated, adversely affect the revenues of EBC or any of the Subsidiaries; (iii) EBC and the Subsidiaries have obtained and are and have been in compliance, in all material respects, with all, and have not violated any, required Environmental Permits; (iv) there are no written claims pending or, to the knowledge of EBC, threatened against EBC or any of the Subsidiaries alleging violations of or liability or obligations under any Environmental Law or otherwise concerning the presence or release of Hazardous Substances; and (v) none of EBC or any of the Subsidiaries has received any written notice of, is a party to, or, to the knowledge of EBC, is reasonably likely to be affected by any proceedings, any investigations or any agreements concerning such matters. EBC has provided to Coconut Palm a copy of all material studies, audits, assessments or investigations concerning compliance with, or liability or obligations under, Environmental Law affecting EBC or any Subsidiary that is in the possession or, to the knowledge of EBC, control of EBC or any Subsidiary.
     (b) For purposes of this Agreement:
     (i) “Environmental Laws” means any Laws (including common law) of the United States federal, state, local, non-United States, or any other Governmental Authority, relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or human health and safety as affected by Hazardous Substances or materials containing Hazardous Substances.
     (ii) “Environmental Permits” means any permit, license registration, approval, notification or any other authorization pursuant to Environmental Law.
     (iii) “Hazardous Substances” means (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants, contaminants, or words of similar import, in or regulated under the following United States federal statutes and any analogous state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls, asbestos, molds that could reasonably be expected to adversely affect human health, urea formaldehyde foam insulation and radon; and (E) any substance, material or waste regulated by any Governmental Authority pursuant to, or that would reasonably be expected to result in liability under, any Law in addition to those identified in (A) above the primary purpose of which is the protection of the environment or human health and safety as affected by environmental media.
     SECTION 3.16 Material Contracts.
     (a) Section 3.16(a) of the EBC Disclosure Schedule contains a list of the following Contracts to which EBC or any Subsidiary is a party or by which EBC or any Subsidiary or any of their respective properties or assets are bound or affected as of the date hereof:
     (i) any lease of real or personal property providing for annual rentals of $25,000 or more;
     (ii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without material penalty on 90 days notice by EBC or the Subsidiaries and that provides for or is reasonably likely to require either (A) annual payments to or from EBC and the Subsidiaries of $50,000 or more, or (B) aggregate payments to or from EBC and the Subsidiaries of $50,000 or more;
     (iii) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;
     (iv) any Contract (other than among consolidated Subsidiaries) under which Indebtedness is outstanding or may be incurred or pursuant to which any property or asset is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of Indebtedness or the incurrence of Liens or restricting the payment of dividends or the transfer of any Property (except, with respect to the transfer of Leased Properties, restrictions contained in the Lease Documents). “Indebtedness” means (A) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured (excluding trade payables arising in the Ordinary Course of Business), (B) obligations under conditional sale or other title retention Contracts relating to purchased property, (C) capitalized lease obligations, (D) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and (E) guarantees of any of the foregoing of any other person (to the extent such additional guaranteed Indebtedness is not included within the determination of EBC’s Indebtedness pursuant to any of the preceding provisions (A) — (D)).
     (v) any Contract which would be required to be filed as an exhibit to EBC’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”) if EBC were a reporting company thereunder ;

     (vi) any Contract that purports to limit in any material respect the right of EBC or the Subsidiaries (A) to engage in any line of business, or (B) to compete with any person or operate in any location;
     (vii) any Contract to which EBC or any of its Subsidiaries has continuing indemnification obligations or potential liability under any purchase price adjustment;
     (viii) any Contract providing for the sale or exchange of, or option to sell or exchange, any Property, or for the purchase or exchange of, or option to purchase or exchange, any real estate;
     (ix) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clause (viii) of this Section 3.16(a)) or capital stock or other equity interests of another person;
     (x) any Contract pursuant to which EBC or any of the Subsidiaries manages any real property;
     (xi) other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Properties, under which EBC or any of the Subsidiaries has, or expects to incur, an obligation in excess of $50,000 in the aggregate;
     (xii) any advertising or other promotional Contract providing for payment by EBC or any Subsidiary of $50,000 or more;
     (xiii) any license, royalty or other Contract concerning Intellectual Property which is material to EBC and the Subsidiaries; and
     (xiv) any Contract (other than Contracts referenced in clauses (i) through (xiii) of this Section 3.16(a)) which by its terms calls for payments by EBC and the Subsidiaries in excess of $50,000.
(the Contracts described in clauses (i) through (xiv) and those required to be identified in Sections 3.11(b), 3.12(b) and 3.16(c) of the EBC Disclosure Schedule, in each case together with all exhibits and schedules thereto being, the “Material Contracts”).
     (b) (i) Neither EBC nor any Subsidiary is and, to EBC’s knowledge, no other party is in material breach or violation of, or default under, any Material Contract, (ii) none of EBC or any of the Subsidiaries have received any claim of default or notice of cancellation under any such agreement, and (iii) to EBC’s knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. EBC has made available to Coconut Palm true and complete copies of all Material Contracts, including any amendments thereto.

     (c) There are no Contracts or transactions between EBC or any Subsidiary, on the one hand, and any (i) officer or director of EBC or any Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of EBC, or (iii) associate (as defined in Rule 12b-2 under the Exchange Act) or affiliate of any such officer, director or record or beneficial owner, on the other hand, except those of a type available to employees generally, other than as set forth on Section 3.16(c) of the Disclosure Schedule. After the Closing, EBC shall have the option to continue to use any facility owned by the foregoing parties.
     (d) Accounts Receivable. The accounts receivable of EBC, as of the Most Recent Fiscal Month End, taken as a whole, are properly reflected on the books and records of EBC in accordance with GAAP consistently applied, are validly and legally binding, and arose in the Ordinary Course of Business from bona fide transactions. Except as set forth in Section 3.16(d) of the Disclosure Schedule, such accounts receivable are current and are reasonably expected to be collected within six months of the date hereof without set off or counterclaim, except to the extent of any bad debt reserve as of the applicable date.
     (e) Guarantees. Except as set forth on Section 3.16(e) of the EBC Disclosure Schedule, EBC is not a guarantor or otherwise responsible for any liability or obligation (including Indebtedness) of any other Person (excluding any Subsidiary or Affiliate).
     (f) Banks and Depositories. Section 3.16(f) of the Disclosure Schedule sets forth: (i) a list of the name and address of each bank, savings and loan or other financial institution in which EBC has an account or safe deposit box; (ii) the identity of each such account or safe deposit box; (iii) the names of all Persons authorized to draw on each account and to have access to each safe deposit box; and (iv) the number of signatures required for any withdrawals therefrom.
     (g) Customer Lists and Recurring Revenue. Section 3.16(g) of the EBC Disclosure Schedule is a true correct and complete list of the largest twenty (20) existing customers (collectively, the “Customers”) of EBC (based on fiscal year 2005 gross revenues) who have entered into valid and enforceable agreements with EBC and who in aggregate represent approximately 10.23% of fiscal year 2005 gross revenues. True, correct and complete copies of such agreements have been furnished by EBC to Coconut Palm. No customer of EBC as of the date of this agreement accounts for more than 5.00% of EBC’s annual revenue.
     (h) Names; Prior Acquisitions; Business Locations. All names under which EBC does business as of the date hereof are specified on Section 3.16(h) of the Disclosure Schedule. Except as set forth on Section 3.16(h) of the EBC Disclosure Schedule, during the five (5) year period preceding the date of this Agreement, EBC and its Subsidiaries have not changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three years. As of the date hereof, EBC and its Subsidiaries have no office or place of business other than as identified on Section 3.16(h) of the EBC Disclosure Schedule and EBC’s principal places of business and chief executive offices are indicated on Section 3.16(h) of the EBC Disclosure Schedule, and, except for equipment leased to customers in the Ordinary Course of Business, all locations where the equipment, inventory, chattel paper and books and records of EBC is located as of the date hereof are fully identified on Section 3.16(h) of the EBC Disclosure Schedule.

     SECTION 3.17 Insurance. Section 3.17 of the EBC Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by EBC and each Subsidiary, true and complete copies of which have been made available to Coconut Palm. With respect to each such insurance policy: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (b) neither EBC nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (c) to the knowledge of EBC, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (d) no notice of cancellation or termination has been received; and (e) the policy is sufficient for compliance with all requirements of Law and of all Contracts to which EBC or the Subsidiaries are parties or otherwise bound.
     SECTION 3.18 FCC Representation. The licenses comprising the FCC License are set forth in Section 3.06 of the EBC Disclosure Schedule. EBC will use all commercially reasonable efforts to obtain any approvals or provide any notices required under the FCC License as a result of this Agreement and to its knowledge has no reason to believe that the FCC will not provide the requisite approval.
     SECTION 3.19 Board Approval; State Antitakeover Statutes and EBC Rights Agreement; Vote Required.
     (a) The EBC Board, by resolutions duly adopted at a meeting duly called and held, has duly approved this Agreement. The EBC Board shall take action to direct that this Agreement be submitted for consideration by EBC’s shareholders at the EBC Shareholders’ Meeting.
     (b) EBC has taken all actions necessary to ensure that (i) except with respect to any requirements of the FCC or the HSR Act, no antitakeover statute or antitakeover regulation enacted under state or federal laws in the United States (including any Section under the ABCA) applicable to EBC shall be applicable to this Agreement, the Merger or the other Transactions contemplated by the Agreement, and (ii) no shareholder agreement, buy-sell agreement, voting agreement or similar agreement involving EBC and/or the Major EBC Shareholders will prevent the Transactions.
     (c) The only vote of the holders of any class or series of capital stock or other securities of EBC necessary to approve this Agreement, the Merger and the other Transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of EBC Class A Common Stock, Class B Common Stock and the Preferred Stock in favor of the approval and adoption of this Agreement, the Merger and the other Transactions, provided however, that, based on the existence of a possible director conflict of interest, as described in Section 4-27-831 of the ABCA, the vote of a majority of the shares of EBC Class A Common Stock held by disinterested parties (i.e., those shares not owned by or voted under the control of any of the Persons listed on attached Schedule 3.19(c) of the EBC Disclosure Schedule or their respective Affiliates) are required to approve and ratify this Agreement, the Merger and the Transactions in order for either EBC or the Surviving

Corporation to avail itself of the protection provided in ABCA Section 4-27-831 in the event of a claim against either EBC or the Surviving Corporation due to alleged director conflict of interest (the “EBC Shareholder Approval”).
     SECTION 3.20 Interested Party Transactions. Except as set forth at Section 3.16(a) of the EBC Disclosure Schedule, no event has occurred that would be required to be reported by EBC pursuant to Item 404 of Regulation S-K promulgated by the SEC. Except as set forth at Section 3.20 of the EBC Disclosure Schedule, no director, executive officer or “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act) of EBC or any of its Subsidiaries, or record or beneficial owner of the securities of EBC, owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of EBC or any of its Subsidiaries, (ii) participating in any material transaction to which EBC or any of its Subsidiaries is a party, or (iii) otherwise a party to any EBC Material Contract, arrangement or understanding with EBC or any of its Subsidiaries, other than with respect to at-will employment arrangements, written employment arrangements or Plans, all as described in the Schedules hereto.
     SECTION 3.21 Other Transactions. EBC acknowledges that nothing contained within this Agreement shall prevent Coconut Palm, prior to Closing and with the prior written consent of EBC, from issuing equity pursuant in a private placement in accordance with applicable Law.
     SECTION 3.22 Investment. EBC and the Major EBC Shareholders have had an opportunity to obtain all information regarding Coconut Palm and its securities issued hereunder as they deem necessary. EBC and the Major EBC Shareholders have not relied on any forward-looking projections or estimates provided by Coconut Palm or its Representatives.
     SECTION 3.23 Bank Accounts. Section 3.16(f) of the EBC Disclosure Schedule lists all of the bank accounts, safe deposit boxes and lock boxes used by EBC and its Subsidiaries (designating each authorized signatory). Except as set forth on Section 3.16(f) of the EBC Disclosure Schedule, none of EBC or any Subsidiary has granted a power of attorney with respect to such bank accounts to any Person which has not been terminated.
     SECTION 3.24 Brokers. Except for EBC’s obligations to the Lakeside Group, LLC in the amount set forth at Section 3.24 of the EBC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of EBC.
     SECTION 3.25 Agreement Regarding EBC Disclosures. Except for Sections 3.03 (capitalization), and 3.10 (Litigation), to the extent that any disclosure item or information of EBC or any Subsidiary is included at any Section of the EBC Disclosure Schedule, such item or information shall be deemed to have been properly disclosed for all purposes of the Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COCONUT PALM
     Coconut Palm hereby, represents and warrants to EBC that:
     SECTION 4.01 Corporate Organization. Coconut Palm is a corporation duly organized, validly existing and in good standing under the laws of State of Delaware.
     SECTION 4.02 Certificate of Incorporation and Bylaws. Coconut Palm has heretofore made available to EBC a complete and correct copy of the Certificate of Incorporation and Bylaws of Coconut Palm. Such Certificate of Incorporation and Bylaws are in full force and effect. Coconut Palm is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.
     SECTION 4.03 Authority Relative to This Agreement; Enforceability. Coconut Palm has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Coconut Palm and the consummation by Coconut Palm of the Transactions has been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Coconut Palm are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Coconut Palm and, assuming due authorization, execution and delivery by EBC and the Major EBC Shareholders, constitutes a legal, valid and binding obligation of Coconut Palm, enforceable against Coconut Palm in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity.
     SECTION 4.04 No Conflict; Required Filings and Consents.
     (a) The execution and delivery of this Agreement by Coconut Palm does not, and the performance of this Agreement by Coconut Palm and the consummation by Coconut Palm of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Coconut Palm, (ii) conflict with or violate any Law applicable to Coconut Palm or by which any property or asset is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Coconut Palm pursuant to, any contract to which Coconut Palm is a party or by which Coconut Palm or any property or asset of Coconut Palm is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Coconut Palm from performing its obligations under this Agreement.
     (b) The execution and delivery of this Agreement by Coconut Palm does not, and the performance of this Agreement by Coconut Palm and the consummation by Coconut Palm of the

Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements under the Securities Act and the Exchange Act, (ii) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which EBC or any of the Subsidiaries is qualified to do business, (iii) applicable requirements with the FCC under the Communications Act and any applicable state or federal laws, approvals of applications, or notices governing the purchase of an entity with a FCC license, (iv) the notification requirements of the HSR Act, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Coconut Palm from performing its material obligations under this Agreement.
     SECTION 4.05 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Coconut Palm, threatened, against Coconut Palm or any of its affiliates before any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the Transactions. As of the date of this Agreement, neither Coconut Palm nor any of its affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of Coconut Palm, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the Transactions.
     SECTION 4.06 Brokers. Except for Coconut Palm’s obligations to Morgan Joseph, Royal Palm Capital Partners, LLP and Ernst & Young Transaction Advisory Services in the amounts set forth at Section 4.06 of the disclosure schedule provided by Coconut Palm (the “Coconut Palm Disclosure Schedule”) (which shall be delivered upon execution of this Agreement), Coconut Palm has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Coconut Palm acknowledges and confirms that no portion of such fees should be payable from the Trust Fund.
     SECTION 4.07 Trust Fund. As of the date hereof and at the Closing Date, Coconut Palm has and will have no less than $63,120,589 invested in a trust account with Smith Barney, a division of Citigroup Global Markets, Inc., administered by Continental Share Transfer & Trust Company, as trustee (the “Trust Fund”), less such amounts, if any, as Coconut Palm is required to pay to stockholders who elect to have their shares converted to cash in accordance with the provisions of Coconut Palm’s Certificate of Incorporation. From and after the Effective Time, the monies comprising the Trust Fund shall be subject to no further restrictions regarding their use (except as provided in Section 6.21 of this Agreement) and, in accordance with the provisions of Section 7.03(n), Coconut Palm shall make appropriate arrangements with Continental Share Transfer & Trust Company, as trustee to have the Trust Fund dispersed to Coconut Palm immediately upon the Closing.
     SECTION 4.08 Compliance. Coconut Palm has complied with, is not in violation of, any applicable law, rule, regulation or order with respect to the conduct of its business or activities, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to result in a Coconut Palm Material Adverse Effect. Coconut Palm is not in default or violation of any term, condition or provision of its governing documents. No written notice of non-compliance with any applicable law, rule, regulation or order has been received by Coconut Palm.
     SECTION 4.09 Capitalization; Shareholders; Books and Records.
     (a) The authorized capital stock of Coconut Palm consists of 50,000,000 shares of authorized Common Stock, and 1,000,000 shares of authorized Preferred Stock, par value $.0001 per share.
     (b) 14,000,000 shares of Common Stock, are issued and outstanding, all of which are validly issued, fully paid and nonassessable and are free of preemptive (or similar) rights. No shares of Common Stock are held in the treasury of Coconut Palm. An aggregate of 25,000,000 shares of Common Stock are issuable upon exercise of outstanding Coconut Palm warrants with exercise prices and vesting schedules as set forth in Section 4.10 of the Coconut Palm Disclosure Schedule. Except as disclosed at Section 4.10 of Coconut Palm Disclosure Schedule, there are no (i) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Coconut Palm or any Subsidiary or obligating Coconut Palm or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Coconut Palm or any Subsidiary, (ii) voting securities of Coconut Palm or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of Coconut Palm, or (iii) equity equivalents, interests in the ownership or earnings of Coconut Palm or any Subsidiary or similar rights. There are no outstanding contractual obligations of Coconut Palm or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Coconut Palm’s capital stock or any capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other person. Except as disclosed in the Coconut Palm SEC Reports, Coconut Palm is not a party to any shareholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of Coconut Palm or any other Contract relating to disposition, voting or dividends with respect to any equity securities of Coconut Palm.
     (c) The Coconut Palm Common Stock and the Coconut Palm Series A Convertible Non-Voting Preferred Stock issued hereunder shall be when issued duly authorized, validly issued, fully paid and nonassessable and issued free of preemptive (or similar) rights, free and clear of all options, rights of first refusal, agreements, limitations on voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever (save and except (i) restrictions imposed under applicable federal and state securities laws, or (ii) as otherwise disclosed in Coconut Palm’s Certificate of Incorporation including its Certificate of Designation for the Series A Convertible Non-Voting Preferred Stock).
     SECTION 4.10 SEC Filings; Financial Statements. Coconut Palm has made available to EBC a correct and complete copy of each report, registration statement and definitive proxy statement, and each amendment thereto, filed by Coconut Palm with the SEC (the “Coconut Palm SEC Reports”), which are all of the forms, reports and documents required to be filed by

Coconut Palm with the SEC prior to the date of this Agreement. The Coconut Palm SEC Reports were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Coconut Palm SEC Reports, and did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each set of financial statements (including, in each case, any related notes thereto) contained in the Coconut Palm SEC Reports, including each Coconut Palm SEC Report filed after the date hereof until the Closing, complied or will comply in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except in the case of unaudited statements, do not contain footnotes) and each fairly presents or will fairly present in all material respects the financial position of Coconut Palm at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have or result in a Coconut Palm Material Adverse Effect.
     SECTION 4.11 Information Supplied. None of the information included or incorporated by reference in the proxy statement used by Coconut Palm to obtain Coconut Palm Shareholder Approval will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     SECTION 4.12 Undisclosed Liabilities. Except as set forth at Section 4.12 of the Coconut Palm Disclosure Schedule, Coconut Palm does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except: (i) to the extent reflected in the Coconut Palm SEC Reports and not heretofore paid or discharged; (ii) liabilities incurred in the Ordinary Course of Business consistent in all material respects with past practice since September 30, 2005 (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding); (iii) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate, and (iv) liabilities incurred in the Ordinary Course of Business since September 30, 2005 which, in accordance with GAAP consistently applied, were not recorded thereon.
     SECTION 4.13 Absence of Certain Changes or Events. Except as set forth at Section 4.14 of Coconut Palm Disclosure Schedule, since February 28, 2006, there has not been any event, circumstance, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Coconut Palm Material Adverse Effect. Since February 28, 2006, and prior to the date of this Agreement, except as expressly contemplated by this Agreement or as disclosed in the Coconut Palm SEC Reports, (a) Coconut Palm and the Subsidiaries have conducted their businesses and activities only in the Ordinary Course of Business and in a manner consistent in all material respects with past practice, and (b) Coconut Palm has not:

     (i) amended or otherwise changed its Certificate of Incorporation or Bylaws or similar organizational documents;
     (ii) declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;
     (iii) reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its capital stock;
     (iv) increased the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and in a manner consistent with past practice, or granted any severance or termination pay to, or entered into any employment, bonus, change of control or severance agreement with, any director or officer or, except in the Ordinary Course of Business in a manner consistent in all material respects with past practice, any other employee of Coconut Palm;
     (v) to Coconut Palm’s knowledge, suffered any damage, destruction or loss (whether or not covered by insurance), other than in the Ordinary Course of Business;
     (vi) made any change in financial or Tax accounting methods or practices materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP;
     (vii) made any acquisition or disposition of any material real property or any portion of its business;
     (viii) made any material tax election or settled or compromised any material United States federal, state or local income tax liability; or
     (ix) announced an intention, entered into any formal or informal agreement or otherwise made a commitment, to do any of the foregoing.
     SECTION 4.14 Restrictions on Business Activities. Except as disclosed in the Coconut Palm’s SEC Reports, there is no agreement, commitment, judgment, injunction, order or decree binding upon Coconut Palm or to which Coconut Palm is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Coconut Palm, any acquisition of property by Coconut Palm or the conduct of business by Coconut Palm as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Coconut Palm Material Adverse Effect.
     SECTION 4.15 Intellectual Property. Coconut Palm does not own, license or otherwise have any right, title or interest in any material intellectual property other than common law usage rights with respect to the name “Coconut Palm Acquisition Corp.”

     SECTION 4.16 Material Contracts.
     (a) Except as disclosed in Coconut Palm’s SEC Reports, Coconut Palm is not a party to:
     (i) any lease of real or personal property providing for annual rentals of $25,000 or more;
     (ii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without material penalty on 90 days notice by Coconut Palm or Merger Sub and that provides for or is reasonably likely to require either (A) annual payments to or from Coconut Palm and/or Merger Sub of $50,000 or more, or (B) aggregate payments to or from Coconut Palm and/or Merger Sub of $50,000 or more;
     (iii) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture owned by Coconut Palm;
     (iv) any Contract under which Indebtedness is outstanding or may be incurred or pursuant to which any property or asset is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of Indebtedness or the incurrence of Liens or restricting the payment of dividends or the transfer of any property;
     (v) any Contract which would be required to be filed as an exhibit to Coconut Palm’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”);
     (vi) any Contract that purports to limit in any material respect the right of Coconut Palm (A) to engage in any line of business, or (B) to compete with any person or operate in any location;
     (vii) any Contract to which Coconut Palm has continuing indemnification obligations or potential liability under any purchase price adjustment;
     (viii) any Contract providing for the sale or exchange of, or option to sell or exchange, any Property, or for the purchase or exchange of, or option to purchase or exchange, any real estate;
     (ix) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person;
     (x) any advertising or other promotional Contract providing for payment by Coconut Palm of $50,000 or more;

     (xi) any license, royalty or other Contract concerning Intellectual Property which is material to Coconut Palm; and
     (xii) any Contract (other than Contracts referenced in clauses (i) through (xiii) of this Section 4.16(a)) which by its terms calls for payments by Coconut Palm in excess of $50,000.
(the Contracts described in clauses (i) through (xiv), in each case together with all exhibits and schedules thereto being, the “Coconut Palm Material Contract(s)”).
     (b) (i) Coconut Palm is not and, to Coconut Palm’s knowledge, no other party is in breach or violation of, or default under, any Coconut Palm Material Contract, (ii) none of Coconut Palm have received any claim of default or notice of cancellation under any such agreement, and (iii) to Coconut Palm’s knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Coconut Palm Material Contract (in each case, with or without notice or lapse of time or both). Each Coconut Palm Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. Coconut Palm has made available to EBC (directly or through access to Coconut Palm’s SEC Reports) true and complete copies of all Coconut Palm Material Contracts, including any amendments thereto.
     (c) There are no Contracts or transactions between Coconut Palm and any (i) officer or director of Coconut Palm, (ii) record or beneficial owner of five percent or more of the voting securities of Coconut Palm, or (iii) associate (as defined in Rule 12b-2 under the Exchange Act) or affiliate of any such officer, director or record or beneficial owner, on the other hand, except those of a type available to employees generally, other than as set forth in Coconut Palm’s SEC Reports.
     (d) Guarantees. Except as disclosed in Coconut Palm’s SEC Reports, Coconut Palm is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.
     SECTION 4.17 Insurance. Except for directors’ and officers’ liability insurance, Coconut Palm does not maintain any insurance policies.
     SECTION 4.18 Indebtedness. Coconut Palm has no indebtedness for borrowed money.
     SECTION 4.19 Survival of Representations and Warranties. The representations and warranties of Coconut Palm set forth in this Agreement shall not survive the Closing.
     SECTION 4.20 Taxes. Coconut Palm (i) has timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by them, and all such filed Tax Returns are true, correct and complete in all material respects; and (ii) have timely paid or will timely pay all amounts of Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which Coconut Palm has set aside adequate reserves in accordance with GAAP. All amounts of Taxes required to have been withheld by or with respect to Coconut Pam have been or will be timely withheld and remitted to the applicable taxing authority.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
     SECTION 5.01 Conduct of Business by EBC Pending the Merger. EBC agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or as set forth in Section 5.01 of the EBC Disclosure Schedule, the businesses of EBC and the Subsidiaries shall be conducted only in, and EBC and the Subsidiaries shall not take any action except in, the Ordinary Course of Business and in compliance in all material respects with applicable Law, and EBC shall, and shall cause each of the Subsidiaries to, preserve intact the business organization of EBC and the Subsidiaries, to preserve the assets and properties of EBC and the Subsidiaries in good repair and condition, to maintain and protect rights in material Intellectual Property used in the business of EBC and the Subsidiaries and to preserve the current relationships of EBC and the Subsidiaries with customers, suppliers and other persons with which EBC or any Subsidiary has material business relations, in each case in the Ordinary Course of Business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the EBC Disclosure Schedule, EBC agrees that neither EBC nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Coconut Palm, which consent shall not be unreasonably withheld, conditioned or delayed:
     (a) amend or otherwise change its Articles of Incorporation, Bylaws or other similar organizational documents;
     (b) issue, sell, pledge, dispose of, grant, encumber, or otherwise subject to any Lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such Lien, (i) any shares of any class of capital stock of EBC or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of EBC or any Subsidiary (except for the issuance of Shares issuable pursuant to employee stock options outstanding on the date of this Agreement and granted under EBC Stock Option Plans as in effect on the date of this Agreement in the Ordinary Course of Business and in a manner consistent with past practice), or (ii) any Properties or other assets of EBC or any Subsidiary, except assets (other than Properties) that are not material in the Ordinary Course of Business and in a manner consistent with past practice;
     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends or other distributions by any Subsidiary only to EBC or any direct or indirect wholly owned Subsidiary;
     (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of EBC or any Subsidiary;
     (e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization (or any division thereof) or any property or asset, except assets (other than real property) in the Ordinary Course of Business and in a manner consistent with past practice; (ii) authorize, or make any commitment with respect to, any capital expenditure, other than maintenance expenditures at existing Properties in the Ordinary Course of Business and consistent with past practice; (iii) enter into any new line of business; or (iv) make investments in persons other than existing Subsidiaries;
     (f) (i) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except for increases in compensation in the Ordinary Course of Business and in a manner consistent with past practice, pursuant to written compensation plans in effect on or before the date hereof; (ii) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director, officer or other employee of EBC or of any Subsidiary; (iii) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by Law; (iv) loan or advance any money or other property to any current or former director, officer or employee of EBC or the Subsidiaries; or (v) grant any equity or equity based awards (provided that equity awards may be transferred in accordance with the terms of the applicable plan document or agreement);
     (g) make any change (or file for such change) in any method of Tax accounting;
     (h) make, change or rescind any material Tax election, file any amended Tax Return, except as required by applicable Law, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business) or settle or compromise any material United States federal, state or local income Tax liability, audit, claim or assessment, or surrender any right to claim for a Tax Refund;
     (i) (except with respect to (x) those matters described at Section 3.10 of the EBC Disclosure Schedule which EBC may pay, discharge, waive, settle or satisfy in its sole discretion up to the amounts set forth in Section 3.10 of the EBC Disclosure Schedule, and (y) any other payment, discharge, settlement or compromise that would not result in EBC’s Indebtedness exceeding the EBC Maximum Indebtedness), pay, discharge, waive, settle or satisfy any claim, liability or obligation that is not an Action, other than the payment, discharge, waiver, settlement or satisfaction, in the Ordinary Course of Business and consistent with past practice;
     (j) (except with respect to (x) those Actions described at Section 3.10 of the EBC Disclosure Schedule which EBC may prosecute, settle or compromise in its sole discretion up to the amounts set forth in Section 3.10 of the EBC Disclosure Schedule, and (y) any other payment, discharge, settlement or compromise that would not result in EBC’s Indebtedness exceeding the EBC Maximum Indebtedness), waive, release, assign, settle or compromise any pending or threatened Action;
     (k) other than in the Ordinary Course of Business, (i) enter into, amend, modify or consent to the termination of (other than a termination in accordance with its terms) any Material

Contract, or (ii) amend, waive, modify or consent to the termination of (other than a termination in accordance with its terms) EBC’s or any Subsidiary’s rights thereunder;
     (l) make any expenditure in connection with any advertising or marketing, other than in the Ordinary Course of Business and in a manner consistent with past practice;
     (m) fail to maintain in full force and effect the existing insurance policies covering EBC and the Subsidiaries and their respective properties, assets and businesses;
     (n) enter into, amend, modify or consent to the termination of any Contract that would be a Material Contract or transaction that would be required to be set forth in Section 3.16(c) of the EBC Disclosure Schedule if in effect on the date of this Agreement;
     (o) effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;
     (p) initiate or consent to any material zoning reclassification of any Owned Real Property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Owned Real Property;
     (q) except as may be required pursuant to the terms of any specific existing Indebtedness, repurchase, repay or incur any Indebtedness (other than in connection with letters of credit in the Ordinary Course of Business), or issue any debt securities or assume or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the Ordinary Course of Business and consistent with past practice; or
     (r) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.
     SECTION 5.02 Exclusivity. Without limiting the other provisions of this Agreement, in order to induce Coconut Palm and EBC to continue to commit to expend their resources and money in furtherance of the Transactions described herein, and to enter into this Agreement, from the date hereof until the earlier of (i) May 27, 2006, or (ii) the date this Agreement shall terminate in accordance with its terms (the “Exclusivity Period”), neither Coconut Palm, EBC, its Subsidiaries, nor the Major EBC Shareholders shall, directly or indirectly, solicit or initiate discussions with, enter into negotiations or agreements with, or furnish any information about themselves, or otherwise assist, facilitate or encourage, any Person or group (other than parties to this Agreement, or their authorized representatives) concerning any proposal for a merger, sale or purchase of substantial assets, sale or purchase of shares of capital stock or other securities, recapitalization or other business combination transaction involving Coconut Palm, EBC or its Subsidiaries on the one hand and any third party on the other hand. Each party will instruct its officers, directors, employees, advisors, affiliates, counsel and agents (collectively, the “Representatives”) not to take any action contrary to the provisions of the previous sentence. Each party shall immediately halt any discussions with any third party regarding any transaction that would be inconsistent with these exclusivity provisions or that would interfere with, prevent or delay the consummation of the Transactions. During the Exclusivity Period, EBC will notify Coconut Palm immediately in writing if EBC becomes aware that any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated with, EBC or its Subsidiaries as described above.
     SECTION 5.03 Access to Information; Confidentiality.
     (a) Except as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or would be reasonably expected to violate any attorney-client privilege, from the date of this Agreement until the Effective Time, EBC shall (and shall cause the Subsidiaries to): (i) provide to Coconut Palm and to the Representatives of Coconut Palm reasonable access, during normal business hours and upon reasonable prior notice by Coconut Palm, to the officers, employees, agents, properties, offices and other facilities of EBC and the Subsidiaries and to the books and records thereof, and (ii) furnish promptly to Coconut Palm such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of EBC and the Subsidiaries as Coconut Palm or its Representatives may reasonably request. Without limiting the foregoing, Coconut Palm and its Representatives shall have the right to conduct appraisal and environmental and engineering inspections of each of EBC’s properties. In the event any access to information is prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or would be reasonably expected to violate any attorney-client privilege, EBC shall inform Coconut Palm of the nature of such information and provide a summary of such information.
     (b) Except as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or would be reasonably expected to violate any attorney-client privilege, from the date of this Agreement until the Effective Time, Coconut Palm shall: (i) provide to EBC and to the Representatives of EBC reasonable access, during normal business hours and upon reasonable prior notice by EBC, to the officers, employees, agents, properties, offices and other facilities of Coconut Palm and to the books and records thereof, and (ii) furnish promptly to EBC such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of Coconut Palm as EBC or its Representatives may reasonably request. In the event any access to information is prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or would be reasonably expected to violate any attorney-client privilege, Coconut Palm shall inform EBC of the nature of such information and provide a summary of such information.
     No investigation pursuant to this Section 5.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
     SECTION 5.04 Conduct of Business by Coconut Palm Pending the Merger. Coconut Palm agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly: (a) take any action to cause its representations and warranties set forth in Article IV to be untrue in any material respect; (b) take any action that would reasonably be likely to materially delay the consummation of the Transactions, in breach of this Agreement; or (c) amend or otherwise change its Certificate of Incorporation or Bylaws without the consent of EBC, which consent shall not be unreasonably withheld.

     SECTION 5.05 Reporting Requirements. EBC will deliver to Coconut Palm:
     (a) within thirty (30) days after the end of each month, consolidated and consolidating unaudited balance sheets and statements of income for EBC, prepared in accordance with GAAP, and comparing such financial position and results of operations against the same periods for the prior year; and
     (b) within five (5) days after Coconut Palm’s request, such other information respecting the financial condition, operations, receivables, new inventory, machinery or equipment, Contracts, business or any similar information requested of EBC as Coconut Palm may from time to time reasonably request in connection with its continuing due diligence investigation of EBC and its Subsidiaries.
     SECTION 5.06 Notice of Developments. Each party shall provide prompt written notice to the other parties hereto of any material adverse development causing a breach of its own representations and warranties contained herein. No disclosure by any party pursuant to this Section 5.06, however, shall be deemed to amend or supplement the party’s Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant; provided, however, that Coconut Palm hereby acknowledges that the complete EBC Disclosure Schedule shall be delivered within the timeframe provided in Section 7.02(n), and any disclosure set forth on such schedule shall completely amend and supplement any prior version of the EBC Disclosure Schedule.
ARTICLE VI
ADDITIONAL AGREEMENTS
     SECTION 6.01 EBC Shareholders’ Meeting. The EBC Board shall or shall cause to occur (i) duly call, give notice of, convene and hold a meeting of its shareholders in accordance with applicable Law to be held in Little Rock, Arkansas (the “EBC Shareholders’ Meeting”), as promptly as practicable after the date of receipt of this Agreement, for the purpose of obtaining EBC Shareholder Approval, and (ii) direct that this Agreement be submitted for consideration by EBC’s shareholders at the EBC Shareholders’ Meeting. Unless this Agreement shall have been terminated in accordance with Section 8.01, the EBC shall hold the EBC Shareholders’ Meeting in any event within seventy-five (75) days from the date hereof. The EBC Board shall use all commercially reasonable efforts to solicit and obtain the EBC Shareholder Approval in accordance with the ABCA and EBC’s Articles of Incorporation. Notwithstanding any other provision of this Agreement, the parties acknowledge that, based on the existence of a possible conflict of interest for the purposes of Section 4-27-831 of the ABCA, the EBC Board will withhold any recommendation to the EBC Shareholders regarding the Merger.
     SECTION 6.02 Voting Agreement. Univision, Henry Luken, III, Sycamore, and Arkansas Media, LLC, and any entities controlled by any of them which are shareholders of EBC, shall have executed a Voting Agreement in substantially the form of Exhibit F, to be effective as of the date of this Agreement.

     SECTION 6.03 Registration Statement; Coconut Palm Stockholders’ Meeting.
     (a) As soon as is reasonably practicable after receipt by Coconut Palm from EBC of all financial and other information relating to EBC as Coconut Palm may reasonably request for its preparation, Coconut Palm shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a Registration Statement on Form S-4 (or similar Form of Registration Statement) with respect to shares of Coconut Palm Common Stock and Preferred Stock (and Common Stock issuable upon conversion thereof) to be issued in the Merger (the “Registration Statement”), which shall include proxy materials for the purpose of soliciting proxies from current holders of Coconut Palm Common Stock to vote in favor of (i) the adoption of this Agreement and the approval of the Merger, (ii) the change of the name of Coconut Palm to a name mutually acceptable to Coconut Palm and EBC (the “Name Change Amendment”), (iii) an amendment to the Certificate of Incorporation of Coconut Palm to provide for (A) an increase in the number of authorized shares of Coconut Palm authorized capital stock to able allow Coconut Palm to issue a sufficient number of shares of capital stock required under this Agreement, and (B) the Certificate of Designation for the Series A Convertible Non-Voting Preferred Stock, and (iv) adoption of the Coconut Palm Stock Option Plan. Such proxy materials shall be in the form of a prospectus/proxy statement to be used for the purpose of soliciting such proxies from holders of Coconut Palm Common Stock and also for the purpose of issuing Coconut Palm Common Stock to holders of EBC Common Stock and EBC Preferred Stock in connection with the Merger (the “Prospectus/Proxy Statement”). EBC shall furnish to Coconut Palm all information concerning EBC as Coconut Palm may reasonably request in connection with the preparation of the Registration Statement. EBC and its counsel and Univision and its counsel shall be given an opportunity to review and comment on the Registration Statement prior to its filing with the SEC. Coconut Palm, with the assistance of EBC, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use all commercially reasonable efforts to cause the Registration Statement to be declared effective as promptly as practicable.
     (b) Coconut Palm shall use commercially reasonable efforts to comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Registration Statement, the solicitation of proxies thereunder, and the calling and holding of Coconut Palm Stockholders Meeting. Without limiting the foregoing, Coconut Palm shall ensure that the Prospectus/Proxy Statement does not, as of the date on which it is distributed to the holders of Coconut Palm Common Stock, and as of the date of Coconut Palm Stockholders’ Meeting (defined below), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, except with respect to any information provided by EBC.
     (c) The Coconut Palm Board shall duly call, give notice of, convene and hold a meeting of its stockholders in accordance with applicable Law (the “Coconut Palm Stockholders’ Meeting”), as promptly as practicable after the date of this Agreement, for the purpose of obtaining the requisite affirmative vote of the stockholders of Coconut Palm which shall include without limitation the approval of eighty percent (80%) of its institutional shareholders and a limit on the number of Coconut Palm stockholders that dissent and exercise conversion rights to receive cash (the “Coconut Palm Stockholder Approval”). Unless this Agreement shall have been terminated in accordance with Section 8.01, Coconut Palm shall hold Coconut Palm Shareholders’ Meeting in any event within 90 days from the date hereof or if the SEC reviews and comments upon the Registration Statement or Proxy Statement, then within 75 days following completion of each review process. Subject to the terms of this Agreement, the Coconut Palm Board shall (i) recommend to holders of Coconut Palm Common Stock that they adopt this Agreement, (ii) include such recommendation in the proxy statement solicited in connection with Coconut Palm Stockholders’ Meeting and (iii) use its best efforts to solicit and obtain Coconut Palm Stockholder Approval in accordance with the DGCL and Coconut Palm’s Certificate of Incorporation.
     (d) Coconut Palm’s obligations under this Section 6.03 are subject to Coconut Palm’s Due Diligence Review and receipt of an appraisal and fairness opinion as provided herein.
     SECTION 6.04 Directors’ and Officers’ Indemnification.
     (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the Articles of Incorporation of EBC, the Bylaws of EBC, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of EBC or any of the Subsidiaries.
     (b) After the Effective Time, Coconut Palm and the Surviving Corporation shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director and officer of EBC and each Subsidiary (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, occurring on or before the Effective Time, to the same extent as provided in the Certificate of Incorporation and Bylaws of EBC.
     SECTION 6.05 Management Stock Option Plan. Immediately following the Effective Date, Coconut Palm shall adopt a management stock option plan the terms and conditions of which, including without limitation the vesting schedule, shall be determined by Coconut Palm’s compensation committee (the “Management Stock Option Plan”). The Management Stock Option Plan shall provide for the reservation of stock options to purchase approximately Nine Million (9,000,000) shares of Coconut Palm Common Stock exercisable at fair market value to be granted to officers of Coconut Palm and the Surviving Corporation.
     SECTION 6.06 One-Time Management Incentive Plan. Immediately following the Effective Date, Coconut Palm shall establish a one-time management cash incentive plan to be funded to the extent Coconut Palm receives proceeds from the exercise of outstanding warrants of Coconut Palm up to a maximum of Eight Million Five Hundred Thousand Dollars ($8,500,000) (the “Management Incentive Plan”). The Management Incentive Plan shall provide that: (i) Larry Morton shall receive a bonus in the amount of $3,040,000, and Greg Fess shall receive a bonus of $500,000; (ii) RPCP Investments, LLLP shall receive Two Million Five

Hundred Thousand Dollars ($2,500,000) of the $8,500,000 million; and (iii) the balance of the Management Incentive Plan, Two Million Four Hundred Eighty Thousand Dollars ($2,460,000), will be distributed to officers, directors or third party service providers and advisors of Coconut Palm and Surviving Corporation at the discretion of Coconut Palm’s compensation committee. If directed by the Board of Directors of the Surviving Corporation, in its sole discretion, the Management Incentive Plan may be used to fund the cashless exercise of options from the Management Stock Option Plan subject to adjustment for negative tax consequences borne by each participant. The parties acknowledge that the funding of the Management Incentive Plan is not guaranteed and is subject to Coconut Palm’s ability to redeem outstanding warrants following the Effective Time in accordance with the terms of such warrants.
     SECTION 6.07 Resignations. Coconut Palm shall obtain and deliver to EBC at the Closing evidence reasonably satisfactory to EBC of the resignation effective as of the Effective Time, of the directors of Coconut Palm. In addition, EBC shall obtain and deliver to Coconut Palm at the Closing, evidence reasonably satisfactory to Coconut Palm of the resignation as of the Effective Time of the directors of the Subsidiaries as designated by Coconut Palm to EBC at least 20 days prior to the Closing.
     SECTION 6.08 Employment and Consultancy Agreements. At Closing Coconut Palm will enter into: (i) an Employment Agreement with Mr. Larry Morton in the form provided in Exhibit G to this Agreement (the “Morton Employment Agreement”); (ii) an Employment Agreement with Mr. Greg Fess in the form provided in Exhibit H to this Agreement (the “Fess Employment Agreement”); and (iii) a Consultancy Agreement with Mr. Max Hooper in the form provided in Exhibit I (the “Consultancy Agreement”). The parties acknowledge that Coconut Palm and Surviving Corporation shall recruit and enter into an employment agreement with a new Chief Financial Officer of Coconut Palm and Surviving Corporation.
     SECTION 6.09 Management Services Agreement. At Closing Coconut Palm will enter into a Management Services Agreement with Royal Palm Capital Partners, LLP in the form provided in Exhibit J to this Agreement (the “Management Services Agreement”).
     SECTION 6.10 Univision Affiliation Agreement; Waiver of Right of First Refusal. At and effective as of the Closing, EBC and Univision shall enter into the affiliation agreements based on the form of the Univision Affiliation Agreement and the Telefutura Affiliation Agreement attached as Exhibit I (the “Univision Affiliation Agreements”) providing for new 15-year terms in markets currently served by EBC and to include two new markets with Univision affiliates in Nashville, Tennessee and Jacksonville, Florida. The Surviving Corporation will have two (2) years from the Effective Date to acquire and begin transmitting Univision Network programming on such full power or LPTV stations in these markets. Univision acknowledges that the payment of the Preferred Stock Cash Consideration to Univision as set forth in Section 2.01(b) is subject to Univision executing the Univision Affiliation Agreements. The parties hereby agree that the right of first refusal held by Univision as set forth in paragraph 27 of those Univision and Telefutura affiliation agreements now in existence with EBC and/or its Subsidiaries and the Univision Affiliation Agreements to be entered into by and between EBC and/or its Subsidiaries and Univision Network Limited Partnership and/or its affiliates (“UNLP”) and by and between EBC and/or its Subsidiaries and Telefutura shall in no way extend, or be applicable to this Agreement and Transactions herein contemplated, and therefore Univision hereby waives any such right for itself, UNLP and Telefutura.
     SECTION 6.11 Arkansas Media Purchase and Settlement Agreement. The parties acknowledge and agree that the related party transactions between EBC and Arkansas Media, LLC will be resolved in accordance with the Equity Broadcasting Corporation — Arkansas Media, LLC Purchase and Settlement Agreement in the form of Exhibit K attached to this Agreement (the “EBC Arkansas Media Settlement Agreement”).
     SECTION 6.12 Indemnification.
     (a) Indemnification of Coconut Palm. Subject to the terms and conditions of this Section 6.12 (including without limitation the limitations set forth in Section 6.12(e)), EBC shall indemnify, defend and hold harmless Coconut Palm and the Surviving Corporation and its employees, officers, directors, representatives, successors and permitted assigns (a “Coconut Palm Indemnitee”) from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Coconut Palm Indemnitee by reason of, arising out of or resulting from: (i) the inaccuracy or breach of any representation or warranty of EBC contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by EBC to Coconut Palm pursuant to this Agreement with respect hereto or thereto in connection with the Closing; (ii) the non-fulfillment or breach of any covenant or agreement of EBC contained in this Agreement or delivered pursuant to this Agreement; and (iii) any Taxes of EBC or any Subsidiary arising in or relating to any taxable period (or portion thereof) ending on or before the Closing Date which EBC has not properly accrued on its Most Recent Balance Sheet in accordance with GAAP.
     (b) Losses. As used in this Section 6.12, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any Actions, demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid.
     (c) Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Section 6.12 with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Coconut Palm by a Person other than EBC (a “Third Party Claim”) shall be subject to the following terms and conditions:
     (i) Notice of Claim. Coconut Palm, will give the EBC Shareholder Representative (as defined below) prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the EBC

Shareholder Representative shall be entitled to participate in the defense of such Third Party Claim at its expense.
     (ii) Defense. The EBC Shareholder Representative shall have the additional right, at its option (subject to the limitations set forth below) at its own expense, by written notice to Coconut Palm, to assume the entire control of, subject to the right of Coconut Palm to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Coconut Palm to be the lead counsel in connection with such defense. If EBC Shareholder Representative elects to assume the defense of a Third Party Claim:
     1. the EBC Shareholder Representative shall diligently and in good faith defend such Third party Claim and shall keep Coconut Palm reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, Coconut Palm shall have the right to approve the settlement, which approval will not be unreasonably withheld, conditioned or delayed; and
     2. Coconut Palm shall fully cooperate in all respects with the EBC Shareholder Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Coconut Palm shall make available to the EBC Shareholder Representative all pertinent information and documents under his control.
     (iii) Limitations of Right to Assume Defense. The EBC Shareholder Representative shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Coconut Palm; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Coconut Palm other than as a result of money damages or other money payments.
     (d) Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Section 6.12 are covered by insurance, Coconut Palm shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Coconut Palm shall nevertheless be entitled to bring a claim for indemnification under this Section 6.12 in respect of such Losses and the time limitations set forth in Section 6.12(e) hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The amount of any indemnifiable Loss shall be reduced by an amount equal to 100% of any proceeds actually paid to Coconut Palm from insurance or other amounts actually recovered from third parties by or on behalf of Coconut Palm in respect of the related Loss and actually paid to Coconut Palm.

     (e) Limitations on Indemnification.
     (i) Survival. The representations, warranties, covenants and agreements in this Agreement shall survive the Closing until the date which is twelve (12) months following the Closing Date (the “Survival Period”). Notwithstanding the foregoing or any other provision of this Agreement, any claim made by a party hereunder by filing a suit or action in a court of competent jurisdiction for breach of a representation or warranty prior to the termination of the Survival Period provided hereunder for such claim shall be preserved despite the subsequent termination of such Survival Period.
     (ii) Amount and Source Limitation. Notwithstanding any other provision contained herein (except for Section 6.12(f)), the aggregate maximum liability of EBC for Losses pursuant to Section 6.12 shall not in any event exceed the Escrow, and neither Coconut Palm nor any Coconut Palm Indemnitee shall have any claim hereunder against EBC, any Subsidiary or the Major EBC Shareholders other than for the shares (and any proceeds of the shares or distributions with respect to the shares) held as part of the Escrow which shall constitute the sole source of payment of any indemnification claim hereunder.
     (iii) Amount Less Than EBC Maximum Indebtedness. In the event the total Indebtedness of EBC as reflected on the Closing Balance Sheet (the “EBC Closing Date Indebtedness”) shall be less than the EBC Maximum Indebtedness, then any Losses subject to indemnification under this Section 6.12 shall be paid solely by the Surviving Corporation up to the amount by which the EBC Maximum Indebtedness, subject to adjustment in Section 7.02(s), exceeds the EBC Closing Date Indebtedness. For example, by way of illustration and not limitation, if the EBC Closing Indebtedness equals $58,000,000, and the EBC Maximum Indebtedness equals $62,000,000 (as determined in accordance with Section 3.03(d)), then any Losses subject to indemnification under this Section 6.12 shall be paid by the Surviving Corporation (and not paid from the Escrow) up to $4,000,000, with any Losses subject to indemnification under this Section 6.12 which are over $4,000,000 paid from the Escrow.
     (f) Exclusive Remedy. Coconut Palm hereby acknowledge and agree that, from and after the Closing, its sole remedy with respect to any and all claims for damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements and limitations of the indemnification provisions set forth in this Section 6.12. The parties acknowledge and agree that prior to the Closing: EBC’s indemnification of Coconut Palm pursuant to Section 6.12(a) shall not be subject to the limitations of Section 6.12(e)(ii) above and that any claims for indemnification under Section 6.12(a) or otherwise pursuant to this Agreement may only be brought against EBC directly and not any EBC shareholders, officers, directors, agents, or representatives.
     (g) Adjustment to Merger Consideration. Amounts paid for indemnification under Section 6.12 shall reduce the total Merger Consideration and thus the shares of Coconut Palm Common Stock issued by Coconut Palm as a result of the Merger, except as otherwise required by Law.

     (h) EBC Shareholder Representative. John Whitmore shall be the EBC Shareholder Representative. The EBC Shareholder Representative shall have all rights and obligations to represent EBC shareholders with Escrowed Shares in connection with all matters in this Section 6.12, and all matters relating to the Escrow Agreement, as provided in Section 2.05. The Surviving Corporation shall indemnify and hold harmless the EBC Shareholder Representative against any claims, damages or liabilities resulting from the EBC Shareholder Representative’s performance of its duties under Section 2.05 and Section 6.12(h) except for acts of fraud or willful breach of such sections.
     SECTION 6.13 Governance. As of the Effective Time, the members of the board of directors of both Coconut Palm and the Surviving Corporation shall be seven (7) with Henry Luken, III as Chairman, with three designees of the board being appointed by shareholders of EBC or members of EBC management and with three designees of the board being appointed by Coconut Palm. All such designees shall have been so designated at on or before the date of Closing. Such total number of board members may be subject to adjustment by applicable securities Law and requirements of applicable securities exchange or national securities quotation systems, including the requirements for a majority of independent directors. Following the Effective Date, Coconut Palm shall provide all directors with customary indemnification and directors’ and officers’ insurance. The Surviving Corporation’s officers shall be mutually agreed upon by Coconut Palm and EBC prior to the Effective Time.
     SECTION 6.14 Listing Application. Within thirty (30) days following the Effective Date, Coconut Palm shall make application to the NASDAQ market for which it qualifies, or to a national securities exchange, for the listing of Coconut Palm Common Stock, and following the submission of such application shall make reasonable efforts to obtain approval for such application.
     SECTION 6.15 Confidentiality; Public Announcements.
     (a) From the date hereof until Closing, without the prior written consent of the other party, neither party will, and each will direct its Representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions, or other aspects of the Transactions or information provided by one party to the other without the written consent of the other party hereto.
     (b) The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Coconut Palm and EBC and shall be subject to the requirements of applicable securities Law or the requirements of any applicable securities exchange or national securities quotation system. Thereafter, each of Coconut Palm and EBC shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions.
     (c) If a party believes, on the advice of counsel, that it is required by applicable Law or the requirements of any applicable securities exchange or any national securities quotation system to make any disclosure prohibited by this Section 6.15, it shall first notify the other party and provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law or regulation, and the time and place that the disclosure will be made, and give the other party a reasonable opportunity to review the proposed disclosure and comment thereon.
     SECTION 6.16 Due Diligence Review. Coconut Palm shall be entitled to conduct, from the date hereof through a date which is four (4) weeks from the date hereof (the “Due Diligence Termination Date”), a due diligence review of EBC which may include, without limitation, a review of the assets, properties, books, records, business, operations, government licenses, customer base, and financial condition of EBC, an audit of EBC’s financial statements and an environmental assessment of the business premises (hereinafter referred to as “Due Diligence Review”). EBC and its officers, employees and agents shall facilitate such review by Coconut Palm and its Representatives and shall furnish all information as may be reasonably requested by such reviewing party, and shall afford such reviewing party and its representatives an opportunity to examine such books, records and properties of EBC as may be requested. If the results of the Due Diligence Review are not satisfactory to Coconut Palm in its sole discretion, then Coconut Palm may elect in writing, on or prior to the Due Diligence Termination Date, to not close the Transactions contemplated by this Agreement and/or to terminate this Agreement. Coconut Palm’s conduct or failure to conduct any Due Diligence Review shall not affect any representation or warranty of EBC or any of the Shareholders under this Agreement.
     SECTION 6.17 Transfer Taxes. EBC and Coconut Palm shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement.
     SECTION 6.18 Certain Claims. As additional consideration for the issuance of the Merger Consideration pursuant to this Agreement, each of EBC stockholders hereby release and forever discharges, effective as of the Closing Date EBC and its directors, offices, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such stockholder’s (i) status as a holder of an equity interest in EBC; and (ii) employment, service, consulting or other similar agreement entered into with EBC prior to Closing, to the extent that the bases for claims under such agreement that survives the Closing arise prior to the Closing, provided, however, the foregoing shall not release any obligations of Coconut Palm set forth in this Agreement or the Escrow Agreement.
     SECTION 6.19 No Securities Transactions. Neither EBC nor any of its affiliates, directly or indirectly, shall engage in any transaction involving the securities of Coconut Palm prior to the time of the making of a public announcements of the transactions contemplated by this Agreement. EBC shall use its best efforts to require each of its officers, directors, employees, agents, representatives and stockholders to comply with the foregoing requirement.
     SECTION 6.20 Third Party Expenses. Each of EBC and Coconut Palm shall provide the other party with a statement of estimated third party expenses incurred by it (“Third Party Expenses”) at least ten (10) business days prior to the date of the Closing (the “Statement of Expenses”), which statement shall be provided for informational purposes only.

     SECTION 6.21 Use of Coconut Palm Cash. The parties acknowledge and agree that the cash held by Coconut Palm at the Closing, including its operating cash and the cash held in the Trust Fund (collectively, the “Segregated Growth Funds”), shall as of the Effective Time and for all times following the Effective Time be subject the restrictions contained in this Section 6.21. The Segregated Growth Funds shall generally be used for the purposes of achieving revenue growth, and for customary working capital purposes (specifically excluding the prepayment of any Indebtedness). The parties shall use commercially reasonable efforts to obtain the agreement of each applicable EBC lender(s) that the Segregated Growth Funds: (i) be held in newly established segregated account(s); and (ii) not be considered or used as collateral or security for any debt or encumbered by any debt.
     SECTION 6.22 Univision Registration Rights. If at any time during the two (2) year period following the Effective Date the Surviving Corporation intends to file a Registration Statement, the Surviving Corporation shall provide Univision with written notice thereof at least fifteen (15) days prior to such filing. Univision shall have the right to include all or any part of the Registrable Shares in the registration contemplated by such Registration Statement provided it provides written notice of the number of its Registrable Shares to be included in the Registration Statement within 15 days of its receipt of such notice. The Surviving Corporation shall use its best efforts to cause all such Registrable Shares which the Surviving Corporation has been requested by Univision to register to be registered under the Securities Act of 1933, as amended (the “Securities Act”), to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of Univision; provided, however, that Surviving Corporation shall have the right to postpone or withdraw any registration effected pursuant to this Section without any obligation to Univision whatsoever, in which event the Surviving Corporation shall provide prompt written notice thereof to Univision.
     In connection with any registration under this Section 6.22 involving an underwritten offering, the Surviving Corporation shall not be required to include any Registrable Shares in such registration unless Univision thereof accepts the terms of the underwriting as agreed upon between the Surviving Corporation and the underwriters of the Surviving Corporation. If, in the opinion of the managing underwriter, it is appropriate because of marketing factors to limit the number of Registrable Shares to be included in the offering, then the Surviving Corporation shall be required to include in the registration only that number of Registrable Shares, if any, which the managing underwriter believes should be included therein. If the number of Registrable Shares to be included in the offering in accordance with the foregoing is less than the total number of shares which Univision has requested to be included, then Univision and other holders of securities entitled to be included in such registration shall participate in the registration pro rata based upon the total number of shares requested to be registered by them.
     For the purposes of this Section the term “Registration Statement” means a registration statement filed by the Surviving Corporation with the Securities and Exchange Commission (the “SEC”) for a public offering and sale of common stock of the Surviving Corporation (other than a Registration Statement on Form S-4, S-8 or their successors, or any other form for a limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation). For the purposes of this Section the term “Registrable Shares” shall include (i) those shares of Coconut Palm Common Stock issued to Univision under this Agreement, (ii) those shares of Coconut Palm Common Stock issuable to

Univision upon conversion of the Series A Convertible Non-Voting Preferred Stock issued to Univision under this Agreement and (iii) any securities issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of, securities referenced in clause (i) or (ii).
     The Surviving Corporation shall not be liable for any sales, broker’s or underwriting commissions or other selling expenses incurred upon sale by Univision of any of the Registrable Shares but shall be responsible for all other registration expenses. The registration rights and obligations provided in this Section 6.22 shall not be assignable to any third party, except to an affiliate of Univision.
     The Surviving Corporation shall prepare and promptly file with the SEC and promptly notify Univision of the filing of such amendments or supplements to the Registration Statement or prospectuses contained therein as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to the Registrable Shares required to be delivered under the Securities Act, any event shall have occurred as a result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Surviving Corporation shall also advise Univision promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued. If, after a Registration Statement becomes effective, the Surviving Corporation advises Univision that the Surviving Corporation, in its reasonable judgment, considers it appropriate that the Registration Statement be amended, Univision shall suspend any further sales of the Registrable Shares until the Surviving Corporation advises Univision that the Registration Statement has been amended provided that the Surviving Corporation promptly makes such amendment.
     The Surviving Corporation shall maintain the effectiveness of the Registration Statement until such time (which period shall not be less than 120 days) as the Surviving Corporation reasonably determines that Univision will be able to sell all of its Registrable Shares then owned by Univision without the need for continued registration of the shares, in the three month period immediately following the termination of the effectiveness of the Registration Statement.
     If the Registrable Securities owned by Univision Holder are included in any registration, Univision shall furnish the Surviving Corporation such information regarding itself as the Surviving Corporation may reasonably request and as shall be required in connection with any registration referred to in this Section 6.22. Univision shall indemnify and hold harmless the Surviving Corporation and its affiliates, subsidiaries, officers, directors, shareholders, representatives and each Person, if any, who controls (as defined in the Securities Act) the Surviving Corporation for any losses, claims, damages or liabilities (joint or several) resulting from any material omissions or misstatements of fact provided by Univision in writing to the Surviving Corporation expressly for use in connection with such registration and actually included in the Registration Statement used to register the Registrable Shares. The foregoing indemnity by Univision shall not apply to amounts paid in settlement of any such liabilities if such settlement is effected without the consent of Univision (which consent shall not be unreasonably withheld or delayed), and in no event shall any indemnity by Univision exceed the net proceeds (less underwriting discounts and selling commissions) from the offering received by Univision.
     To the maximum extent permitted by applicable Law, the Surviving Corporation will indemnify and hold harmless Univision and its affiliates, subsidiaries, officers, directors, shareholders, representatives and each Person, if any, who controls (as defined in the Securities Act) Univision for any losses, claims, damages or liabilities (joint or several) resulting from: (a) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (b) the omission or alleged omission to state in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any violation or alleged violation by the Surviving Corporation of applicable securities laws, or any rule or regulation promulgated under applicable securities laws relating to the Registration Statement.
     If any indemnification provided for in this Section is held by a court of competent jurisdiction to be unavailable to an indemnified party, in lieu thereof the indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, for the claim giving rise to such payments; provided that no contribution by Univision, when combined with any amounts paid by Univision pursuant to any indemnity hereunder, shall exceed the net proceeds (less underwriting discounts and selling commissions) from the offering received by Univision.
     The obligations of indemnity and contribution hereunder shall survive the completion of any offering of Registrable Shares in a Registration Statement under this Agreement.
     The Surviving Corporation shall not, without the prior written consent of Univision which shall not be unreasonably withheld, enter into any agreement with any holder or prospective holder of any securities of the Surviving Corporation that would grant such holder or prospective holder any piggyback registration rights materially superior to those rights granted pursuant to this Agreement (it being understood that the grant of parity piggyback registration rights shall not require any such consent, and it further being understood that the grant of senior piggyback registration rights shall not require any such consent if such senior piggyback registration rights are granted to an investor in a material capital raising transaction for the Surviving Corporation in lieu of granting any demand registration rights to such investor).
     SECTION 6.23 Further Action; Approvals; Reasonable Efforts.
     (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use all commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions, and (ii) obtain from Governmental Authorities and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Coconut Palm or EBC, or any of their respective subsidiaries, if applicable, in connection with the authorization, execution and delivery of this Agreement.
     (b) As soon as practicable after the date of this Agreement, (i) each of the parties hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act; and EBC agrees to make an appropriate filing with the FCC with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by the FCC regarding EBC’s FCC licenses;
     (c) Subject to appropriate confidentiality protections, each of Coconut Palm and EBC shall have the right to review and approve in advance drafts of all applications, notices, petitions, filings and other documents made or prepared in connection with the items described in clauses (a) and (b) above, which approval shall not be unreasonably withheld or delayed, shall cooperate with each other in connection with the making of all such filings, shall furnish to the other party such necessary information and assistance as such other party may reasonably request with respect to the foregoing and shall provide the other party with copies of all filings made by such party with any applicable Government Authority, and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Transactions. Any such information provided by each party and included in any regular filing shall be true and correct in all material respects and shall not omit to state a material fact necessary to make the statement therein not misleading.
     (d) EBC, and Coconut Palm shall use their respective reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Transactions, (ii) disclosed in the EBC Disclosure Schedule or (iii) required to prevent a EBC Material Adverse Effect from occurring prior to the Effective Time. In the event that EBC shall fail to obtain any third party consent described above, EBC shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Coconut Palm, to minimize any adverse effect upon EBC and Coconut Palm and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. In addition, at the request of Coconut Palm, EBC shall use its reasonable best efforts to assist Coconut Palm in obtaining (A) any estoppel certificates from any ground lessor under the ground leases underlying the Leased Properties, and (B) customary “comfort” letters from any franchisors or licensors under any franchise or license agreements to which EBC or any Subsidiary is a party.
     (e) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Authority) with respect to the Merger or any other Transaction, (i) without the prior written consent of Coconut Palm which shall not be unreasonably withheld, none of EBC or any of its Subsidiaries shall pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) Coconut Palm shall not be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.

ARTICLE VII
CONDITIONS TO THE MERGER
     SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of EBC, Coconut Palm, and the Major EBC Shareholders to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:
     (a) EBC Shareholder Approval. EBC Shareholder Approval shall have been obtained by EBC in accordance with the ABCA and EBC’s Articles of Incorporation.
     (b) Coconut Palm Stockholder Approval. Coconut Palm Stockholder Approval shall have been obtained by Coconut Palm in accordance with the DGCL and Coconut Palm’s Certificate of Incorporation.
     (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.
     (d) U.S. Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
     (e) Government Approvals. Coconut Palm and EBC shall have obtained all necessary approvals required by governmental entities, including all applicable requirements, approvals of applications, and notices with the FCC under the Communications Act and all approvals related to FCC Licenses.
     (f) Univision Asset Purchase Agreement. EBC shall have executed and delivered to Univision the Asset Purchase Agreement in the form attached as Exhibit L and all the transactions contemplated thereunder shall have been fully consummated pending the Closing of this Agreement. In the event the transactions contemplated under the Asset Purchase Agreement shall not have been consummated, then the parties shall adhere to the provisions in Section 2.01(b).
     SECTION 7.02 Conditions to the Obligations of Coconut Palm. The obligations of Coconut Palm to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
     (a) Representations and Warranties. The representations and warranties of EBC that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of EBC contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time.
     (b) Agreements and Covenants. EBC and the Major EBC Shareholders shall have performed or complied in all material respects (except for those which are already qualified by materiality, which shall be true and correct in accordance with their respective terms) with all agreements and covenants required by this Agreement to be performed or complied with by it/him on or prior to the Effective Time.
     (c) No Litigation. No Action against or involving EBC or the Major EBC Shareholders (including a temporary restraining order) or final judgment, order or decree relating thereto, of any state or federal court or other governmental agency or third party in which it is sought to obtain damages or other relief (including rescission) (provided with respect to the Major EBC Shareholders such Actions must relate to this Agreement), or which prevents or restrains the consummation of the Transactions by EBC or Major EBC Shareholders, or prohibits the shareholders’ ownership of the Shares (or transfer hereunder), or that has had, or would reasonably be expected to have, a EBC Material Adverse Effect, shall be pending or threatened; no investigation that would result in any such Action shall be pending or threatened, and no such judgment, order or decree relating to such Action shall have been entered.
     (d) Third Party Approvals. All Third Party Approvals that are required of EBC and the Major EBC Shareholders shall have been received, in form and substance and on terms reasonably satisfactory to Coconut Palm and EBC, and original or copies of executed counterparts thereof shall have been made available for inspection by Coconut Palm prior to the Closing.
     (e) Material Adverse Effect. From the date hereof to the Closing Date, there shall have been no change, event or development that has had, or would reasonably be expected to have, an EBC Material Adverse Effect.
     (f) Shareholders’ Agreement. Except with respect to those agreements listed at Section 7.02(f) of the EBC Disclosure Schedule, all shareholder agreements, voting agreements (except as provided herein), buy-sell agreements and all similar agreements involving EBC and its shareholders shall have been terminated as of the Closing.
     (g) Voting Agreements. The Voting Agreements of Section 6.02 shall have been executed and delivered to Coconut Palm.
     (h) Employment and Consultant Agreements. The Morton Employment Agreement, the Fess Employment Agreement and the Hooper Consulting Agreement shall have been executed and delivered by Messrs. Morton, Fess and Hooper, respectively, to Coconut Palm.
     (i) Management Services Agreement. The Management Services Agreement shall have been executed and delivered by EBC to Coconut Palm.
     (j) Dissenters. The holders of not more than five percent (5%) of the outstanding capital stock of any class of EBC shall have demanded appraisal of the capital stock of EBC in accordance with the ABCA.
     (k) Univision Affiliation Agreements. The Univision Affiliation Agreements, in the form of attached as Exhibit I, shall have been executed and delivered to Coconut Palm by EBC and Univision. Coconut Palm acknowledges that the failure to execute and deliver said agreements cannot be waived as a condition to Closing.

     (l) Officer’s Certificate. EBC shall have delivered to Coconut Palm a certificate, dated the date of the Closing, signed by an officer of EBC and certifying as to the satisfaction of the conditions specified in Sections 7.01(a), (c) and (e) and Sections 7.02(a) through 7.02(k).
     (m) Appraisal. A reputable media valuation firm such as Holt Media or other similar valuation firm agreed to by Coconut Palm and EBC (each in their sole discretion) shall appraise EBC with a valuation of at least Three Hundred Million Dollars ($300,000,000).
     (n) Fairness Opinion. A fairness opinion will be provided by Coconut Palm’s financial advisor advising Coconut Palm as to the fairness of the Merger to Coconut Palm’s shareholders from a financial point of view. Said fairness opinion shall have been obtained and be acceptable to Coconut Palm two (2) weeks following the Due Diligence Termination Date.
     (o) Completion of Due Diligence Review; Disclosure Schedule.
          (1) On or prior to the Due Diligence Termination Date, Coconut Palm shall have completed to its sole satisfaction its Due Diligence Review of EBC and its Subsidiaries. Coconut Palm shall provide written notice to EBC in the event that this condition shall not have been satisfied as of the Due Diligence Termination Date.
          (2) EBC shall have delivered a complete version of the EBC Disclosure Schedule to Coconut Palm on or prior to the date which is twenty-one (21) days following the date hereof, with a complete initial draft EBC Disclosure Schedule delivered to Coconut Palm within one (1) week from the date of this Agreement.
     (p) Escrow. The Escrowed Coconut Palm Common Stock shall have been placed in escrow in accordance with the terms of Section 2.02(b) or alternatively an insurance binder in accordance with the terms of Section 2.02(b) and reasonably acceptable to Coconut Palm shall have been delivered to Coconut Palm.
     (q) Comfort Letters. Coconut Palm shall have received “comfort” letters in the customary form from Moore Stephens Frost dated the date of distribution of the Proxy Statement and the date of the Closing (or such other date or dates reasonably acceptable to Coconut Palm) with respect to certain EBC financial statements and other EBC financial information included in the Proxy Statement.
     (r) Stockholder List. EBC shall have delivered to Coconut Palm, as of the Closing Date, a true and complete list of all holders of EBC capital stock and all holders of EBC stock options, any other rights to purchase EBC capital stock as of the Closing Date including the number of shares held at the Closing Date by each such holder and the address of each such holder certified by the Secretary of EBC.
     (s) EBC Indebtedness. The total EBC Closing Date Indebtedness of EBC as reflected on a balance sheet of EBC dated as of the date prior to the Closing, certified by the chief financial officer of EBC (the “Closing Balance Sheet”) shall be no more than the EBC Maximum Indebtedness; provided however, that in the event EBC shall not have contracted or otherwise committed to the sale or transfer of its TV stations WBMM and KPOU and such TV stations remain as assets of EBC which are freely transferable (subject only to customary approvals including from the FCC and presently existing third party lenders), then the Maximum EBC Indebtedness shall be increased to $74,000,000. The Closing Balance Sheet shall have been prepared in accordance with GAAP, consistently applied, throughout the periods covered thereby and present fairly in all material respects the financial condition of EBC and its assets and liabilities as of such date; provided, that, the Closing Balance Sheet shall be subject to normal year-end audit adjustments (which in the aggregate are not material) and omit footnotes and other presentation items which are required by GAAP. The Closing Balance Sheet reflect all adjustments necessary for a fair presentation of the financial information contained therein, subject to the exceptions from GAAP noted herein.
     (t) Additional Documentation. In addition to the foregoing, EBC and the Major EBC Shareholders shall have delivered:
     (i) Certificates evidencing the Class A Preferred Stock;
     (ii) Articles of Incorporation and Bylaws, as amended of EBC and its Subsidiaries;
     (iii) Certified resolutions signed by an authorized officer of EBC and dated as of the date of Closing certifying and attaching the resolutions of the EBC Board authorizing and approving this Agreement and the Transactions.
     (iv) Resignations of directors of EBC Subsidiaries as requested by Coconut Palm;
     (v) Closing opinion from EBC counsel as to certain matters reasonably acceptable to Coconut Palm;
     (vi) a duly executed certificate of non-foreign status from EBC meeting the requirements of Treasury Regulation
Section 1.1445-2(b)(2);
     (vii) Other documents reasonably requested by Coconut Palm pursuant to this Agreement including without limitation evidence of consents and approvals from third parties and Governmental Authorities.
     SECTION 7.03 Conditions to the Obligations of EBC. The obligations of EBC and the Major EBC Shareholders to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
     (a) Representations and Warranties. The representations and warranties of Coconut Palm that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of Coconut Palm contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time.
     (b) Agreements and Covenants. Coconut Palm shall have performed or complied in all material respects (except for those which are already qualified by materiality, which shall be true and correct in accordance with their respective terms) with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

     (c) No Litigation. No Action against or involving Coconut Palm (including a temporary restraining order) or final judgment, order or decree relating thereto, of any state or federal court or other governmental agency or third party in which it is sought to obtain damages or other relief (including rescission), or which prevents or restrains the consummation of the Transactions by Coconut Palm, or that has had, or would reasonably be expected to have, a EBC Material Adverse Effect, shall be pending or threatened; no investigation that would result in any such suit, action or proceeding shall be pending or threatened, and no such judgment, order or decree relating to such Action shall have been entered.
     (d) Third Party Approvals. All Third Party Approvals that are required of Coconut Palm shall have been received, in form and substance and on terms reasonably satisfactory to EBC and original or copies of executed counterparts thereof shall have been made available for inspection by EBC prior to the Closing.
     (e) Officer’s Certificate. Coconut Palm shall have delivered to EBC a certificate, dated the date of the Closing, signed by an officer of Coconut Palm, certifying as to the satisfaction of the conditions specified in Sections 7.01(b), (c) and (e) and Sections 7.03(a) through 7.03(d).
     (f) Additional Documentation. In addition to the foregoing, Coconut Palm shall have delivered;
     (i) Certified resolutions signed by an authorized officer of EBC and dated as of the date of Closing certifying and attaching the resolutions of the EBC Board authorizing and approving this Agreement and the Transactions;
     (ii) Evidence of consents and approvals from third parties and Governmental Authorities as may be reasonably requested by EBC; and
     (iii) Closing opinion from Coconut Palm’s counsel in the form reasonably acceptable to EBC;
     (iv) Resignations of the directors of Coconut Palm; and
     (v) Other documents reasonably requested by EBC pursuant to this Agreement including without limitation evidence of consents and approvals from third parties and Governmental Authorities.
     (g) SEC Compliance. Immediately prior to Closing, Coconut Palm shall be in compliance in all material respects with the reporting requirements under the Exchange Act.
     (h) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC.

     (i) Directors’ and Officers’ Liability Insurance. Coconut Palm shall have obtained directors’ and officers’ liability insurance with terms reasonably acceptable to EBC, shall be in full force and effect.
     (j) Trust Fund. Coconut Palm shall have made all necessary arrangements with, and satisfied all conditions imposed by Continental Stock Transfer & Trust Company to have the Trust Fund, which shall contain no less than the amount referred to in Section 4.08, dispersed to Coconut Palm immediately upon the Closing without further action or restriction.
     (k) Material Adverse Effect. From the date hereof to the Closing Date, there shall have been no change, event or development that has had, or would reasonably be expected to have, a Coconut Palm Material Adverse Effect.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any adoption of this Agreement by the shareholders of EBC or Coconut Palm, as follows (the date of any such termination, the “Termination Date”):
     (a) by mutual written consent of Coconut Palm and EBC;
     (b) by either Coconut Palm or EBC if the Effective Time shall not have occurred on or before December 31, 2006; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;
     (c) by either Coconut Palm or EBC if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;
     (d) by Coconut Palm, if Coconut Palm is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of EBC herein become untrue or inaccurate such that Section 7.02(a) would not be satisfied, or (ii) there has been a breach on the part of EBC of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either such case, such breach (if curable) has not been cured within 30 days after notice to EBC;
     (e) by EBC if EBC is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Coconut Palm herein become untrue or inaccurate such that Section 7.03(a) would not be satisfied, or (ii) there has been a breach on the part of Coconut Palm of any of its covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either such case, such breach (if curable) has not been cured within 30 days after notice to Coconut Palm;
     (f) by either Coconut Palm or EBC if this Agreement shall fail to receive either EBC Shareholder Approval at the EBC Shareholders’ Meeting or Coconut Palm Stockholder Approval at Coconut Palm Stockholders’ Meeting; or
     (g) by Coconut Palm, in writing, on or prior to the Due Diligence Termination Date, if the results of the Due Diligence Review of EBC and its Subsidiaries are not satisfactory to Coconut Palm in its sole discretion.
     SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and all obligations of the parties hereto shall terminate; provided however, that such termination shall in any way terminate, limit or restrict the rights and remedies of any party hereto against another party that has violated or breached any of the representations, warranties, covenants or agreements of this Agreement prior to termination hereof; and provided further that those provisions which survive the termination of this Agreement shall not be void.
     SECTION 8.03 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement and the Transactions by the shareholders of EBC or Coconut Palm, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
     SECTION 8.04 Waiver. Subject to the date for termination provided in Section 8.01(b), at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE IX
GENERAL PROVISIONS
     SECTION 9.01 Survival of Provisions. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing for a period of twelve (12) months. Section 8.02, Section 8.03 and Article IX shall survive any termination of this Agreement.
     SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):
     If to Coconut Palm:
Coconut Palm Acquisition Corp.
595 South Federal Highway, Suite 500
Boca Raton, Florida 33432
Attn: President
Facsimile: 561-955-7333
with a copy to:
Akerman Senterfitt
One Southeast Third Avenue, Suite 2800
Miami, Florida 33131
Attn: Stephen K. Roddenberry
Facsimile: 305-374-5600
if to EBC:
Equity Broadcasting Corporation
One Shackleford Drive, Suite 400
Little Rock, Arkansas 72211-2545
Attn: Larry Morton, President
Facsimile: 501-221-1101
with a copy to:
Friday, Eldredge & Clark, LLP
2000 Regions Center
400 West Capital
Little Rock, Arkansas 72201-3493
Attn: James M. Saxton, P.A.
Facsimile: 501-244-5301
If to Univision:
Univision Communications Inc.
1999 Avenue of the Stars, Ste. 3050
Los Angeles, CA 90067
Attn: Andrew Hobson

with a copy (not constituting notice) to:
O’Melveny & Myers LLP
1999 Avenue of the Stars, Ste. 700
Los Angeles, CA 90067
Attn: Robert D. Haymer, Esq.
If to Henry Luken:
Henry G. Luken
641 Battery Place
Chattanooga, TN 37402
If to Sycamore:
Attn: John R. Whitman of Sycamore Ventures
845 Alexandar Road
Princeton, NJ 08540
Facsimile: (609) 759-8900
If to Arkansas Media, LLC:
c/o Equity Broadcasting Corporation
One Shackleford Drive, Suite 400
Little Rock, Arkansas 72211-2545
Attn: Larry Morton, President
Facsimile: 501-221-1101
     SECTION 9.03 Certain Definitions.
     (a) For purposes of this Agreement, the following terms (whether or not capitalized) shall have the meaning set forth below:
          “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
          “beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act. 50
          “business day” means any day on which the principal offices of the Securities and Exchange Commission (the “SEC”) in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York. “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

          “Communications Act” means the Communications Act of 1934, as amended.
          “FCC” means the Federal Communications Commission.
          “knowledge” of a party shall mean the actual knowledge of such party’s senior executive officers (after reasonable inquiry) which, (1) with respect to EBC, shall include only Larry Morton, as President, Greg Fess, as Senior Vice President and Glen Charlesworth, Chief Financial Officer and (2) with respect to Coconut Palm, shall include only Mario B. Farrari, Vice President, and Robert C. Farenhem, Vice President.
          Notwithstanding any other provision contained herein, in no event shall such named individuals incur any personal liability hereunder, it being understood that any statement or action taken in connection with or pursuant to this Agreement is undertaken solely in such person’s capacity as a corporate officer.
          “Ordinary Course of Business” means the ordinary course of business consistent, in all material respects, with past custom and practice.
          “Coconut Palm Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of Coconut Palm taken as a whole or would reasonably be expected to prevent or materially delay the consummation of the Merger and the Transactions or prevent or materially impair or delay the ability of Coconut Palm to perform their respective obligations hereunder.
          “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
          “subsidiary” or “subsidiaries” of EBC, the Surviving Corporation, Coconut Palm or any other person means an entity controlled by such person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.
          “Third Party Approvals” shall be all approvals, consents, notices and acceptances required by any party to effect the Agreement, the Merger and any Transactions hereunder.
     (b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
AABCA	ss. 1.01
Accrued Amount	ss. 2.01(a)(iii)
Action	ss. 3.10
Affiliate	ss. 9.03(a)

Defined Term	Location of Definition
Agreement	Preamble
Arkansas Articles of Merger	ss. 1.03
beneficial owner	ss. 9.03(a)
business day	ss. 9.03(a)
Certificate of Merger	ss. 1.03
Certificates	ss. 2.02(c)
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Class A Consideration	ss. 2.01(a)(i)
Class B Consideration	ss. 2.01(a)(ii)
Class A Stock	Preamble
Class B Stock	Preamble
Closing	ss. 1.02
closing agreement	ss. 3.14(i)
Closing Balance Sheet	ss. 7.02(t)
Coconut Palm	Preamble
Coconut Palm Board	Recitals
Coconut Palm Common Stock	ss. 2.01(a)(i)
Coconut Palm Disclosure Schedule	ss. 4.06
Coconut Palm Indemnitee	ss. 6.11(a)
Coconut Palm Material Adverse Effect	ss. 9.03(a)
Coconut Palm SEC Reports	ss. 4.10
Coconut Palm Stockholder Approval	ss. 6.02(c)
Coconut Palm Stockholders’ Meeting	ss. 6.02(c)
Code	ss. 3.11(c)
Common Stock	Recitals
Common Stock Consideration	ss. 2.01(a)(ii)
Communications Act	ss. 9.03(a)
controlled by	ss. 9.03(a)
Consultancy Agreement	ss. 6.07
Contract	ss. 3.05(a)
Customers	ss. 33.16(b)(g)
Delaware Certificate of Merger	ss. 1.03
DGCL	ss. 1.01
Dissenting Shares	ss. 2.05(a)
Due Diligence Termination Date	ss. 6.15
EBC	Preamble
EBC Arkansas Media Settlement Agreement	ss. 6.10
EBC Board	Recitals
EBC Closing Date Indebtedness	ss. 6.11(e)(iii)
EBC Disclosure Schedule	ss. 3.01(b)
EBC Material Adverse Effect	ss. 3.01(a)
EBC Maximum Indebtedness	ss. 3.03(d)
EBC Permits	ss. 3.06

Defined Term	Location of Definition
EBC Shareholder Approval	ss. 3.19(c)
EBC Shareholders’ Meeting	ss. 6.01(b)
EBC Shareholder Representative	ss. 2.06(a)
EBC Stock Option(s)	ss. 2.04(a)
EBC Stock Option Plan	ss. 3.03(b)
EBC Stockholder Approval	ss. 3.19(c)
Effective Date	ss. 1.03
Effective Time	ss. 1.03
Employees	ss. 3.11(a)
Environmental Laws	ss. 3.15(b)(i)
Environmental Permits	ss. 3.15(b)(ii)
ERISA	ss. 3.11(b)
Escrow	ss. 2.02(b)
Escrow Agent	ss. 2.02(b)
Escrow Period	ss. 2.02(b)
Escrowed Coconut Palm Common Stock	ss. 2.02(b)
Exchange Act	ss. 3.05(b)
Exclusivity Period	ss. 5.02
FCC	ss. 3.05(b)
FCC License	ss. 3.05(b), 9.03(a)
Fess Employment Agreement	ss. 6.07
Financial Statements	ss. 3.07(b)
Foreign Person	ss. 3.14(m)
FMV of EBC Stock	ss. 2.04(b)
GAAP	ss. 3.07(a)
Governmental Authority	ss. 3.05(b)
Hazardous Substances	ss. 3.15(b)(iii)
HSR Act	ss. 3.05(b)
Indebtedness	ss. 3.16(a)(iv)
Indemnified Parties	ss. 6.03(b)
Intellectual Property	ss. 3.13(b)
Investments	ss. 3.01(c)
IRS	ss. 3.11(b)
knowledge	ss. 9.03 (a)
knowledge of EBC or EBC’s knowledge	ss. 9.03(a)
Law	ss. 3.05(a)
Lease Documents	ss. 3.12(b)
Leased Properties	ss. 3.12(b)
Licensed Intellectual Property	ss. 3.13(a)
Liens	ss. 3.12(a)
Lost Share Affidavit	ss. 2.02(c)
Major EBC Shareholders	Preamble
Management Incentive Plan	ss. 6.05
Management Services Agreement	ss. 6.08

Defined Term	Location of Definition
Management Stock Option Plan	ss. 6.04
Material Contracts	ss. 3.16(a)
Merger	Recitals
Merger Consideration	ss. 2.01(a)(iii)
Morton Employment Agreement	ss. 6.07
Most Recent Balance Sheet	ss. 3.07(b)
Most Recent Balance Sheet Date	ss. 3.07(b)
Most Recent Financial Statements	ss. 3.07(b)
Most Recent Fiscal Month End	ss. 3.07(b)
Most Recent Fiscal Year End	ss. 3.07(b)
Multiemployer Plan	ss. 3.11
Multiple Employer Plan	ss. 3.11(c)
Name Change Amendment	ss. 6.02(a)
Notice of Claim	ss. 6.11(c)(i)
Ordinary Course of Business	ss. 9.03(a)
Owned Intellectual Property	ss. 3.13(a)
Owned Real Properties	ss. 3.12(a)
Permitted Liens	ss. 3.12(a)
Person	ss. 9.03(a)
Personal Property	ss. 3.12(f)
Plans	ss. 3.11(b)
poison pill	ss. 3.03(b)
Preferred Stock	Recitals
Preferred Stock Consideration	ss. 2.01(a)(iii)
Preferred Stock Cash Consideration	ss. 2.01(a)(iii)
Properties	ss. 3.12(b)
Prospectus/Property Statement	ss. 6.02(a)
Registration Statement	ss. 6.02(a)
SEC	ss. 9.03(a)
Securities Act	ss. 3.16(a)(v)
Share Exchange Fund	ss. 2.02(a)
Share(s)	ss. 2.01(a)(iii)
Shares Exchange Agent	ss. 2.02(a)
Statement of Expenses	ss. 6.19
Subsidiary	ss. 3.01(a) and 9.03(a)
Survival Period	ss. 6.11(e)(i)
Surviving Corporation	ss. 1.01
Sycamore	ss. 2.01(a)(iii)
Sycamore Preferred Stock Consideration	ss. 2.01(a)(iii)
Tax or Taxes	ss. 3.14(q)(i)
tax-exempt use property	ss. 3.14(n)
Tax Returns	ss. 3.14(q)(ii)
Termination Date	ss. 8.01
Third Party Approvals	ss. 9.03(a)

Defined Term	Location of Definition
Third Party Claim	ss. 6.11(c)
Third Party Expenses	ss. 6.19
Title Policies	ss. 3.12(d)
Transactions	ss. 3.01(a)
Trust Fund	ss. 4.07
under common control with	ss. 9.03(a)
Univision	ss. 2.01(b)
Univision Affiliation Agreements	ss. 6.09
Univision Preferred Stock Consideration	ss. 2.01(a)(iii)
     (c) When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
     SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
     SECTION 9.05 Disclaimer of Other Representations and Warranties. Coconut Palm, EBC and the Major EBC Shareholders each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Transactions, (b) no person has been authorized by any party to make any representation or warranty relating itself or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.

     SECTION 9.06 Entire Agreement; Assignment. This Agreement with the Exhibits hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except with the prior written consent of both Coconut Palm and EBC.
     SECTION 9.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.04 (Indemnification and Insurance) (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
     SECTION 9.08 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by EBC or the Major EBC Shareholders in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 8.01, Coconut Palm shall be entitled to specific performance of the terms hereof, without the need to post a bond, in addition to any other remedy at law or equity.
     SECTION 9.09 Governing Law/Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.
     (a) The Parties shall attempt to resolve any dispute arising out of or relating to this Agreement promptly by negotiation in good faith between executives who have authority to settle the dispute. Any Party shall give any other Party written notice of any dispute not resolved in this manner. Within seven days after delivery of such notice, the Party receiving notice shall submit to the other a written response thereto. The notice and the response shall include: (i) a statement of each Party’s position(s) regarding the matter(s) in dispute and a summary of arguments in support thereof, and (ii) the name and title of the executive who will represent that Party and any other Person who will accompany that executive. The parties shall then agree to a non-binding mediation of the dispute, with a mediator to be selected by mutual consent of the parties.
     (b) All reasonable requests for information made by one Party to any other shall be honored in a timely fashion. All negotiations conducted pursuant to this Section 9.09 (and any of the Parties’ submissions in contemplation hereof) shall be kept confidential by the Parties and shall be treated by the Parties and their representatives as compromise and settlement negotiations under the Federal Rules of Evidence and any similar state rules.
     (c) If the matter in dispute has not been resolved within 30 days after the exchange of notices, then, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the district court of Atlanta, Georgia. The parties hereto hereby submit to the exclusive jurisdiction of the district court of Atlanta, Georgia for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above-named court.
     (d) Resolution of disputes under the procedures of this Section 9.09 shall be the sole and exclusive means of resolving disputes arising out of or relating to this Agreement; provided, however, that nothing herein shall preclude the Parties from seeking in any court of competent jurisdiction temporary or interim injunctive relief to the extent necessary to preserve the subject matter of the dispute pending resolution under this Section 9.09.
     SECTION 9.10 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.
     SECTION 9.11 Fees and Expenses. Each party shall bear its own fees and expenses incurred by it in connection with negotiation and preparation of and for this Agreement. Accordingly, EBC and Coconut Palm shall each pay one half of any filing fees required under the HSR.
     SECTION 9.12 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     SECTION 9.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Coconut Palm, EBC and the Major EBC Shareholders have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized or by themselves if individuals.

COCONUT PALM ACQUISITION CORP.
By:	/s/ Mario B. Ferrari
	Name:	Mario B. Ferrari
	Title:	Vice President

EQUITY BROADCASTING CORPORATION
By:	/s/ Larry E. Morton
	Name:	Larry E. Morton
	Title:	President

MAJOR EBC SHAREHOLDERS: ARKANSAS MEDIA, LLC
By:	/s/ Larry E. Morton
	Name:	Larry E. Morton
	Title:	Manager

SYCAMORE VENTURE CAPITAL, L.P.

By: Sycamore Business Partners, L.P., its General Partner

By: Sycamore Management Corporation, its General Partner

By:	/s/ John R. Whitman
John R. Whitman, President

PIERREPOINT FAMILY INVESTMENT PARTNERSHIP I, L.P.
By:	/s/ Seth L. Pierrepoint
Seth L. Pierrepoint, General Partner
By: John R. Whitman pursuant to Power of Attorney, dated May 21, 2004

/s/ John R. Whitman
Kilin To
By: John R. Whitman pursuant to Power of Attorney, dated May 21, 2004

/s/ John R. Whitman
Richard Chong
By: John R. Whitman pursuant to Power of Attorney, dated May 21, 2004

WHITMAN CHILDREN IRREVOCABLE TRUST U/T/D April 13, 1990
By:	/s/ John R. Whitman
John R. Whitman, Trustee

/s/ Henry Luken
Henry Luken

UNIVISION COMMUNICATIONS, INC.
By:	/s/ Andrew W. Hobson
	Name:	Andrew W. Hobson
	Title:	Senior Vice President & CFO